UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

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SYNOVUS FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2015 Annual

Meeting of Shareholders

Thursday, April 23, 2015

10:00 a.m.

Columbus Georgia Convention and Trade Center, 801 Front Avenue, Columbus, Georgia 31901

Items of Business:

1.	To elect as directors the 13 nominees named in this Proxy Statement;

2.	To hold an advisory vote on the compensation of Synovus’ named executive officers as determined by the Compensation Committee;

3.	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2015; and

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

Who may vote:

You can vote if you were a shareholder of record on February 12, 2015.

Annual Report:

A copy of the 2014 Annual Report accompanies this Proxy Statement.

Your vote is important. Please vote in one of the following ways:

1.	Use the toll-free telephone number shown on your proxy card;

2.	Visit the Internet website listed on your proxy card;

3.	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

4.	Submit a ballot at the Annual Meeting.

If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

This Notice of the 2015 Annual Meeting of Shareholders and the accompanying Proxy Statement are sent by order of the Board of Directors.

March 13, 2015

Allan E. Kamensky

Secretary

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY BY TELEPHONE OR INTERNET VOTING OR BY SIGNING AND RETURNING YOUR EXECUTED PROXY CARD.

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”) which accompanies this Proxy Statement. You should read the entire Proxy Statement and our 2014 Annual Report carefully before voting. We are first furnishing the proxy materials to our shareholders on or about March 13, 2015.

Annual Meeting of Shareholders

•	Time and Date: 10:00 a.m. on Thursday, April 23, 2015

•	Place: Columbus Georgia Convention and Trade Center

801 Front Avenue

Columbus, Georgia 31901

•	Record Date: February 12, 2015

•	Voting: Shareholders as of the record date are entitled to vote.

How to Cast Your Vote

You can vote by any of the following methods:

•	Telephone by calling the toll-free telephone number shown on your proxy card;

•	Internet by logging on the website for Internet voting shown on your proxy card;
•	Mail by completing, dating, signing and returning your proxy card and certification; or

•	In person at the Annual Meeting.

Meeting Agenda

•	Election of 13 directors;

•	Advisory vote on the compensation of our named executive officers as determined by the Compensation Committee;
•	Ratification of KPMG LLP as our independent auditor for the year 2015; and

•	Transaction of such other business as may properly come before the meeting.

Voting Matters

Matter	Board Vote Recommendation	Page Reference (for more information)
Election of 13 directors	FOR each director nominee	Page 17
Advisory vote on the compensation of our named executive officers as determined by the Compensation Committee	FOR	Page 21
Ratification of KPMG LLP as independent auditor for the year 2015	FOR	Page 22

2	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

PROXY STATEMENT SUMMARY

2014 Financial Performance

2014 was an important year for Synovus Financial Corp., or Synovus, as we continued to improve our performance. 2014 highlights include:

•

Continued profitability—Net income available to common shareholders for 2014 was $185.0 million, a 56.1% increase from $118.6 million in 2013. Diluted earnings per share was $1.33 for 2014, up 50.5% from 2013.

•

Return of Capital to Shareholders—In October 2014, we announced a program to repurchase up to $250 million of our common stock as well as an increase in the quarterly dividend payable on our common stock from $0.07 per share to $0.10 per share, beginning with the dividend paid on January 2, 2015. As of December 31, 2014, we had repurchased, or entered into agreements to repurchase, $88.1 million of common stock.

•

Loan growth—Total loans grew by $1.04 billion or 5.2% from a year ago, driven by balanced growth across the portfolio. See “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Loans” of the 2014 Annual Report for further information.

•

Deposit growth—Total deposits at December 31, 2014 increased $654.9 million, or 3.1% from a year ago. Excluding brokered deposits and time deposits, total deposits increased $436.8 million or 2.7% from a year ago driven by an increase in non-interest bearing deposits.

•

Continued broad-based improvement in credit quality—Credit quality continued to improve. Non-performing loans declined $218.5 million, or 52.5%, from December 31, 2013. Our NPL ratio was 0.94% as of December 31, 2014, down 114 basis points from December 31,

2013. Additionally, credit costs declined by 43.5% to $66.7 million, and the net charge-off ratio declined to 0.39% compared to 0.69% in 2013.

•

Continued focus on expense control—We completed the implementation of $30 million in targeted expense savings announced in January 2014. The expense savings from the implementation of these initiatives as well as continued expense management were offset by planned investments in talent, technology, and advertising. Total non-interest expense for 2014 was $745.0 million, up $3.5 million, or 0.5%, compared to 2013. Adjusted non-interest expense was $657.7 million in 2014, an increase of $5.2 million, or 0.8%, from 2013. See “Part II —Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in our 2014 Annual Report for further information.

•

Continued investment in branding and technology—We launched a branding effort emphasizing our unique approach to servicing customers as highlighted by our “bank of here” campaign. We continued to invest in technology, including the installment of almost 200 new ATMs and an improved Online Business product for our business customers that provides tools to manage cash flow and other core business functions.

Our 2014 year-end stock price also reflects our 2014 results, ending the year at $27.09 per share on December 31, 2014, an increase of 7.5% from our $25.20 (as adjusted for our 1-for-7 reverse stock split) stock price on December 31, 2013.

For more information regarding our 2014 financial performance, please refer to the full discussion of Synovus’ financial results for 2014 in our 2014 Annual Report that accompanies this Proxy Statement.

2014 Compensation

The compensation of executives in 2014 reflects Synovus’ performance and the introduction of a new executive compensation program that reflects our pay for performance philosophy. For example:

Base Salaries

•	The Chief Executive Officer and other named executive officers received a 3% cash base salary increase, consistent with the base salary increases for other team members.

•	We reduced the amount of salary stock units awarded to executive officers. Salary stock units were introduced in 2012, while we were subject to the restrictions of the Troubled Asset Relief Program, or TARP, because of our return to profitability and because the total compensation paid to our named executive officers was below market. Salary stock units were reduced in 2014 in recognition of our transition to a new executive compensation program, and they have been eliminated for 2015.

Short-Term Incentives

•

After paying no cash bonuses to our executive officers for seven years, we reintroduced a cash-based annual incentive plan in 2014. For 2014, the annual performance goals were based 50% on core earnings, 25% on loan growth and 25% on growth in core deposits. The actual payment could range from 0% to 150% of the target for each executive based upon Synovus’ performance in these areas compared to the performance goals. Based upon Synovus’ actual 2014 performance compared to the performance goals established for 2014, annual short-term incentive award payouts were at 112.4% for each named executive officer.

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PROXY STATEMENT SUMMARY

Long-Term Incentives

•

Our new long-term incentive program for executive officers is comprised of two equity vehicles which link our executive’s compensation to performance results: performance stock unit awards, or PSUs, and market restricted stock unit awards, or MRSUs.

•

The PSUs have both a performance vesting component (based upon our weighted average return on assets over a three-year performance period) and a service vesting component (100% after three years of service). The PSUs will only vest if the three-year weighted Return on Average Assets exceeds the performance criteria established by the Compensation Committee, which are based upon Synovus’ strategic plan objectives. The actual payout of the PSUs can range from 0% to 150% of the target amount based upon the performance results.

•

MRSUs have a service-based vesting component, vesting one-third annually over a three-year period. In addition, the MRSUs feature performance criteria such that the number of MRSUs that vest each year will be adjusted upward or downward up to 25% based upon Synovus’ total shareholder return during the year.

•

Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of our common stock, further aligning their interests with shareholders’ interests.

We believe that the compensation delivered to each named executive officer in 2014 was fair and reasonable. Although compensation increased in 2014 as we implemented our new post-TARP program, our executive compensation remains below market.

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VOTING INFORMATION

Purpose

You received this Proxy Statement and the accompanying proxy card because the Board of Directors of Synovus is soliciting proxies to be used at Synovus’ 2015 Annual Meeting of Shareholders, or Annual Meeting, which will be held on April 23, 2015, at 10:00 a.m., at the Columbus Georgia Convention and Trade Center, 801 Front Avenue,

Columbus, Georgia 31901. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Internet Availability of Proxy Materials

As permitted by the federal securities laws, Synovus is making this Proxy Statement and its 2014 Annual Report available to its shareholders via the Internet instead of mailing printed copies of these materials to each shareholder. On March 13, 2015, we mailed to our shareholders (other than those who previously requested electronic or paper delivery and other than those holding a certain number of shares) a Notice of Internet Availability, or Notice, containing instructions on how to access our proxy materials, including this Proxy Statement and the accompanying 2014 Annual Report. These proxy materials are being made available to our shareholders on or about March 13, 2015. The Notice also provides instructions regarding how to access your proxy card to vote through the Internet or by telephone. The Proxy Statement and 2014 Annual Report are also available on our website at www.synovus.com/2015annualmeeting.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus common stock as of the close of business on February 12, 2015. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from such holder of record. You must follow the voting instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks, brokers and other holders of record. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote at the Annual Meeting.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus common stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting. This is referred to as a quorum. On February 12, 2015, 134,922,132 shares of Synovus common stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows:

(1)	FOR the election of each of the 13 director nominees named in this Proxy Statement;

(2)	FOR the advisory vote on the compensation of Synovus’ named executive officers as determined by the Compensation Committee; and
(3)	FOR the ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2015.

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

SYNOVUS FINANCIAL CORP - 2015 Proxy Statement    5

VOTING INFORMATION

Required Votes

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is described below:

Proposal 1    Election of 13 Directors

To be elected, each of the 13 director nominees named in this Proxy Statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to Synovus’ Corporate Governance Guidelines, each holdover director has tendered an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, our Corporate Governance and Nominating Committee would consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and publicly disclose its decision within 90 days following certification of the shareholder vote.

All Other Proposals

For all of the other proposals described in this Proxy Statement, the affirmative vote of a majority of the votes cast is required to approve each such proposal.

Abstentions and Broker Non-Votes

Under certain circumstances, including the election of directors and matters involving executive compensation, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker. This is generally referred to as a “broker non-vote.” In these cases, for as long as a routine matter is also being voted on, and in cases where the shareholder does not vote on such routine matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to Proposal 3 but not with respect to any of the other proposals to be voted on at the Annual Meeting.

Abstentions and broker non-votes will have no effect on any of the proposals to be considered at the Annual Meeting.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on April 22, 2015. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. If you vote by telephone, all of your shares will be voted as one vote per share.

Vote By Internet

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on April 22, 2015. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the certification (if applicable) and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

6	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

VOTING INFORMATION

Description of Voting Rights

We have a voting structure under which a holder of our common stock may be entitled to exercise ten votes per share for each of his or her shares that satisfy certain prescribed criteria and one vote per share for each of his or her shares that does not. As provided in Synovus’ Articles of Incorporation and bylaws, holders of Synovus common stock meeting any one of the following criteria are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock owned on February 12, 2015 which: (1) has had the same beneficial owner since April 24, 1986; or (2) has been beneficially owned continuously by the same shareholder since February 12, 2011; or (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; or (4) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; or (5) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; or (6) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; or (7) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(6) above, is the owner of less than 162,723 shares of Synovus common stock (which amount is equal to 100,000 shares, as appropriately adjusted to reflect the change in shares of Synovus common stock by means of stock splits, stock dividends, any recapitalization or otherwise occurring since April 24, 1986). For purposes of determining voting power under these provisions, any share of Synovus common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired. Under these voting provisions, a shareholder may hold some shares that qualify for 10-1 voting and some shares that do not. Holders of our common stock are entitled to one vote per share unless the holder can demonstrate that the shares meet one of the criteria above for being entitled to ten votes per share.

For purposes of the foregoing, any share of our common stock held in “street” or “nominee” name shall be presumed to have been acquired by the beneficial owner subsequent to April 24, 1986 and to have had the same beneficial owner for a continuous period of less than 48 months prior to February 12, 2015. This presumption shall be rebuttable by presentation to our Board of Directors by such beneficial owner of evidence satisfactory to our Board of Directors that such share has had the same beneficial owner continuously since April 24, 1986 or such share has had the same beneficial owner for a period greater than 48 months prior February 12, 2015.

In addition, for purposes of the foregoing, a beneficial owner of a share of our common stock is defined to include a person or group of persons who, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such share of common stock, (2) investment power, which includes the power to direct the sale or other disposition of such share of common stock, (3) the right to receive, retain or direct the distribution of the proceeds of any sale or other disposition of such share of common stock, or (4) the right to receive or direct the disposition of any distributions, including cash dividends, in respect of such share of common stock.

Shares of Synovus common stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. Shareholders seeking to rebut this presumption should complete and execute the certification appearing on their proxy card. Synovus reserves the right to request additional documentation from you to confirm the voting power of your shares. Because certifications must be in writing, if you choose to vote by telephone, all of your shares will be voted as one vote per share. SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXIES SUBMITTED BY MAIL OR INTERNET THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE OR WHO DO NOT PRESENT SUCH A CERTIFICATION IF THEY ARE VOTING IN PERSON AT THE ANNUAL MEETING WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

For more detailed information on your voting rights, please refer to the Synovus’ 10-1 Voting Instructions and an accompanying voting instruction worksheet that are available on our website at www.synovus.com/2015annualmeeting.

Synovus common stock is registered with the Securities and Exchange Commission, or SEC, and is traded on the New York Stock Exchange, or NYSE. Accordingly, Synovus’ common stock is subject to the provisions of a NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus common stock to ten votes on each matter submitted to a vote of shareholders. Such determination will be made by Synovus based on information possessed by Synovus at the time of the Annual Meeting.

Synovus Stock Plans

If you participate in the Synovus Dividend Reinvestment and Direct Stock Purchase Plan, the Synovus Employee Stock Purchase Plan and/or the Synovus Director Stock Purchase Plan, your proxy card represents shares held in the respective plan, as well as shares you hold directly in certificate form registered in the same name. If you hold shares of Synovus common stock through a 401(k) plan, you will receive a separate proxy card representing those shares of Synovus common stock.

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VOTING INFORMATION

Revocation of Proxy

If you are a shareholder of record and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting, (2) voting again by telephone or on the Internet prior to 11:59 P.M., Eastern Time, on April 22, 2015, or (3) attending the Annual Meeting in person and casting a ballot.

If your Synovus shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change or revoke your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, April 23, 2015, at 10:00 a.m. at the Columbus Georgia Convention and Trade Center, 801 Front Avenue, Columbus, Georgia. Directions to the Trade Center can be obtained from the Investor Relations page of Synovus’ website at www.synovus.com. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet at www.synovus.com/2015annualmeeting.

Additionally, we will maintain copies of the slides and audio of the presentation for the Annual Meeting on our website for reference after the meeting. Information included on Synovus’ website, other than the Proxy Statement and form of proxy, is not a part of the proxy soliciting material.

Voting Results

You can find the preliminary voting results of the Annual Meeting in Synovus’ Current Report on Form 8-K, which Synovus will file with the SEC no later than April 29, 2015.

If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

8	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders. The Board strives to ensure the success and continuity of Synovus’ business through the appointment of qualified executive management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus and its Board of Directors are committed to having sound corporate governance principles.

Corporate Governance Highlights

Synovus’ Board and management believe that good corporate governance practices promote the long-term interests of all shareholders and strengthen Board and management accountability. Highlights of such practices include:

•	Annual elections of all directors;

•	Majority voting for director elections;

•	8 of the 13 director nominees first elected to our Board within the past five years, with an average tenure of the 13 director nominees being 7.6 years;

•	11 of the 13 director nominees are independent (12 as of April 1, 2015);

•	Independent Lead Director;

•	Independent Audit, Compensation and Corporate Governance and Nominating Committees;

•	Risk Committee comprised of a majority of independent directors (entirely independent as of April 1, 2015);
•	Risk Oversight by full Board and all Board committees;

•	Policies prohibiting the hedging, pledging and short sale of shares of Synovus stock by directors and executive officers;

•	Regular Board and Board Committee self-evaluations;

•	No executives or management members serving on the Board other than the CEO;

•	Executive compensation driven by pay-for-performance policy;

•	Stock ownership guidelines for Board members and executive officers;

•	Adoption of a “claw back” policy for incentive compensation paid to Synovus’ executive officers; and

•	Share retention/“hold until retirement” policy for executive officers.

The Board, under the leadership of the Corporate Governance and Nominating Committee, will continue to actively monitor and consider additional changes to our corporate governance practices in the future.

Independence

The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance Section of our website at www.synovus.com/governance.

The Board has affirmatively determined that a majority of its members are independent as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. Synovus’

Board has determined that, as of January 1, 2015, the following directors are independent: Catherine A. Allen, Stephen T. Butler, Elizabeth W. Camp, T. Michael Goodrich, V. Nathaniel Hansford, Jerry W. Nix, Harris Pastides, Joseph J. Prochaska, Jr., Melvin T. Stith, Barry L. Storey and Philip W. Tomlinson. The Board has also determined that, as of April 1, 2015, Tim E. Bentsen will be independent. Please see “Certain Relationships and Related Transactions” on page 45 of this Proxy Statement for a discussion of certain relationships between Synovus and its independent directors. These relationships have been considered by the Board in determining a director’s independence from Synovus under Synovus’ Corporate Governance Guidelines and the NYSE listing standards and were determined to be immaterial.

Attendance at Meetings

The Board of Directors held nine meetings in 2014. All directors attended at least 75% of Board and committee meetings held during their tenure during 2014. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 96%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meetings. All of Synovus’ current directors attended Synovus’ 2014 Annual Meeting.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Committees of the Board

Synovus’ Board of Directors has five principal standing committees — an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Risk Committee and an Executive Committee. Each committee has a written charter adopted by the Board of Directors that complies with the applicable listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.synovus.com/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating, and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines, and a majority of the members of the Risk Committee are independent directors as defined in the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees as of the date of this Proxy Statement.

Audit	Corporate Governance and Nominating	Compensation	Risk	Executive
Elizabeth W. Camp, Chair	V. Nathaniel Hansford, Chair	T. Michael Goodrich, Chair	Joseph J. Prochaska, Jr., Chair	Kessel D. Stelling, Chair
Jerry W. Nix	Catherine A. Allen	Elizabeth W. Camp	Catherine A. Allen	Elizabeth W. Camp
Joseph J. Prochaska, Jr.	Stephen T. Butler	Melvin T. Stith	Tim E. Bentsen	T. Michael Goodrich
	Jerry W. Nix		Elizabeth W. Camp	V. Nathaniel Hansford
			Harris Pastides	Joseph J. Prochaska, Jr.
Barry L. Storey
Phillip W. Tomlinson

Following the election of directors at the Annual Meeting, the Corporate Governance and Nominating Committee will recommend the reconstitution of these committees and appoint committee chairpersons after giving effect to the changes to the current composition of the Board.

Audit Committee

Synovus’ Audit Committee held twelve meetings in 2014. The Audit Committee’s report is on page 26 of this Proxy Statement. The Board has determined that all three members of the Committee are independent and financially literate under the rules of the NYSE and that each of the three members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;
•	Overseeing the risks relating to financial statements, litigation, credit risk, capital adequacy and related matters;

•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee

Synovus’ Corporate Governance and Nominating Committee held five meetings in 2014. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;
•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.

Compensation Committee

Synovus’ Compensation Committee held six meetings in 2014. Its report is on page 39 of this Proxy Statement. The primary functions of the Compensation Committee include:

•	Approving and overseeing Synovus’ executive compensation program;

•	Approving and overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate;
•

Reviewing Synovus’ incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and to review and discuss, at least annually, the relationship between risk management and incentive compensation;

•	Performing an annual evaluation of the Chief Executive Officer;

•	Developing and recommending to the Board compensation for non-employee directors; and

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CORPORATE GOVERNANCE AND BOARD MATTERS

•	Monitoring and reviewing the talent management and succession planning processes for the Chief Executive Officer and Synovus’ other key executives.

In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. During 2014, the Committee retained the services of Meridian Compensation Partners, LLC, or Meridian, to:

•	Provide ongoing recommendations regarding executive compensation consistent with Synovus’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Committee as to best practices.

The Committee evaluated whether the work provided by Meridian raised any conflict of interest. The Committee considered various factors, including the six factors mandated by SEC rules, and determined that no conflict of interest was raised by the work of Meridian described in this Proxy Statement.

Meridian was engaged directly by the Committee, although the Committee also directed that Meridian work with Synovus’ management to facilitate the Committee’s review of compensation practices and management’s recommendations. Synovus’ Chief Human Resources Officer and her staff develop executive compensation recommendations for the Committee’s consideration in conjunction with Synovus’ Chief Executive Officer and with the advice of Meridian.

Synovus’ Chief Human Resources Officer works with the Chairman of the Committee to establish the agenda for Committee meetings. Management also prepares background information for each committee meeting. Synovus’ Chief Human Resources Officer attends all committee meetings by invitation of the Committee, while Synovus’ Chief Executive Officer attends some committee meetings by invitation of the Committee. The Chief Executive Officer and the Chief Human Resources Officer do not have authority to vote on committee matters. Meridian attended all of the committee meetings held during 2014 at the request of the Committee. In addition, the Committee regularly meets in executive session with no members of management in attendance.

Risk Committee

Synovus’ Risk Committee held eight meetings in 2014. The primary functions of Synovus’ Risk Committee include:

•	Monitoring and reviewing the enterprise risk management and compliance framework and processes;

•	Monitoring and reviewing emerging risks and adequacy of risk management and compliance functions;
•	Monitoring the independence and authority of the enterprise risk management function and reviewing the qualifications and background of the Chief Risk Officer and other senior risk officers; and

•	Providing recommendations to the Board in order to effectively manage risks.

Executive Committee

The Executive Committee is comprised of the chairpersons of the principal standing Committees of the Synovus Board and Synovus Bank Board, the Chief Executive Officer, the Chairman of the Board (if different from the Chief Executive Officer) and the Lead Director. During the intervals between meetings of Synovus’ Board of Directors, the Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by Synovus’ governing documents, law or rule. The Executive Committee did not meet in 2014.

Compensation Committee Interlocks and Insider Participation

Messrs. Goodrich and Stith and Ms. Camp served on the Compensation Committee during 2014. None of these individuals is or has been an officer or employee of Synovus. In 2014, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Synovus’ Board or Compensation Committee.

Risk Oversight

Under Synovus’ Corporate Governance Guidelines, the Board is charged with providing oversight of Synovus’ risk management processes. The Board does not view risk in isolation and considers risk in virtually every business decision and as part of the Company’s overall business strategy. While the Board oversees risk management, the Company’s management is charged with managing risk. The Board’s role in risk oversight is an integral part of Synovus’ overall enterprise risk management framework. For a more detailed description of Synovus’ enterprise risk management framework, see “Part I — Item 1. Business — Enterprise Risk Management” in Synovus’ 2014 Annual Report.

The Risk Committee fulfills the overarching oversight role for overseeing the enterprise risk management and compliance processes, including approval of risk tolerance levels and risk policies and limits, monitoring key and emerging risks and reviewing risk assessments. In carrying out its responsibilities, the Risk Committee works closely with Synovus’

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CORPORATE GOVERNANCE AND BOARD MATTERS

Chief Risk Officer and other members of Synovus’ enterprise risk management and compliance teams. The Risk Committee meets periodically with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management and compliance matters, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations, regulatory compliance, and future growth, among others) and the processes in place to monitor and control such exposures. The Chairman of the Risk Committee also receives updates between meetings from the Chief Risk Officer, the Chief Executive Officer, the Chief Financial Officer, the Chief Information Security Officer and the Senior Director of Compliance and other members of management relating to risk oversight and compliance matters. The Risk Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Chief Risk Officer and members of the enterprise risk management and compliance team make a presentation on enterprise risk management and compliance to the full Board.

In addition, oversight of risk is allocated to all other committees of the Board, who meet regularly and report back to the Board. The Audit Committee oversees risks related to financial reporting, internal controls over financial reporting, the investment portfolio, legal matters, tax matters, credit risk, capital adequacy and reputational risks relating to these areas. The Compensation Committee oversees risks related to incentive compensation, executive and director compensation, executive succession planning, talent retention and reputational risks relating to these areas. For a discussion of the Compensation Committee’s review of Synovus’ senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Compensation Framework: Compensation Policies, Compensation Policies, Compensation Process and Risk Considerations – Risk Considerations” on page 37 of this Proxy Statement. The Corporate Governance and Nominating Committee oversees corporate governance-related risks, such as board succession planning, corporate governance policies, related party transactions, and reputational risks relating to these areas.

The Company believes that its enterprise risk framework, including the active engagement of management with the Board in the risk oversight function, supports the risk oversight function of the Board. For more information on the risks facing the Company, see the risk factors in “Part I – Item 1A. Risk Factors” in the 2014 Annual Report.

Leadership Structure of the Board

Our current Board leadership structure consists of:

•	Chairman of the Board and Chief Executive Officer;

•	Independent Lead Director;

•	Committees chaired by independent directors; and

•	Active engagement by all directors.

Our Corporate Governance Guidelines and governance framework provide the Board with flexibility to select the appropriate leadership structure for Synovus. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of Synovus’ shareholders. In accordance with Synovus’ bylaws, our Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the roles of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the Corporate Governance and Nominating Committee shall nominate, and a majority of the independent directors shall elect, a Lead Director. Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the Board and, if necessary, nominates the Lead Director candidate from the independent directors. Currently, one individual serves as both our Chief Executive Officer and Chairman and, as a result, Synovus also has a Lead Director. The Board currently believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying Synovus’ strategy behind a single vision.

The Chairman of the Board is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings in consultation with the Lead Director and providing information to Board members in advance of meetings and between meetings.

Pursuant to Synovus’ Corporate Governance Guidelines, the duties of the Lead Director include the following:

•	Working with the Chairman of the Board, Board and Corporate Secretary to set the agenda for Board meetings;

•	Calling meetings of the independent and non-management directors, as needed;

•	Ensuring Board leadership in times of crisis;

•	Developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors;

•	Acting as liaison between the independent directors and the Chairman of the Board on matters raised in such executive sessions;

•	Chairing Board meetings when the Chairman of the Board is not in attendance;

•	Attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board;

•

Working with the Chairman of the Board to ensure the conduct of Board meetings provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;

•	Performing such other duties as may be requested from time-to-time by the Board, the independent directors or the Chairman of the Board; and

•	Being available, upon request, for consultation and direct communication with major shareholders.

After careful consideration, the Corporate Governance and Nominating Committee has determined that Synovus’ current Board structure is the most appropriate leadership structure for Synovus and its shareholders at this time.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of Non-Management and Independent Directors

The non-management directors of Synovus meet separately at least four times a year after regularly scheduled meetings of the Board of Directors and at such other times as may be requested by the Chairman of the Board or any director. Synovus’ independent directors meet at least once a year. During 2014, Mr. Goodrich, as Lead Director, presided at the meetings of non-management and independent directors.

Board and Committee Self-Evaluations

The Board and each Board committee conducts annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and its committees and to determine whether the Board and its committees are functioning effectively. The results of the self-evaluations are discussed by the Board and each committee, respectively, during executive session. The Corporate Governance and Nominating Committee uses the input from these self-evaluations to recommend changes to Synovus’ corporate governance practices and areas of focus for the following year.

Consideration of Director Candidates

Director Qualifications

Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to make, and be financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing director candidates and existing directors:

•	The extent of the director’s/potential director’s educational, business, non-profit or professional acumen and experience;

•

Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE and the Board’s director independence standards;

•	Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of Synovus’ business;
•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;

•

Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Although the Board does not have a formal policy on diversity, the Board and the Committee believe that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will contribute to Board diversity and allow the Board to effectively fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our director nominees, see “Proposals to be Voted on: Proposal 1 — Election of 13 Directors — Nominees for Election as Director” beginning on page 17 of this Proxy Statement.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus executives and individuals personally known to the members of the Board. Second, the Committee, as authorized under its charter, retains at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, as well as any candidates identified by shareholders through the process described below, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the

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CORPORATE GOVERNANCE AND BOARD MATTERS

Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other

Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Shareholder Candidates

The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating

Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed above and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 48 of this Proxy Statement.

Communicating with the Board

Synovus’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board as follows:

•	by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901;
•	by telephone: (706) 644-6362; and

•	by email to synovusboardofdirectors@synovus.com.

These procedures are also available in the Corporate Governance section of our website at www.synovus.com/governance. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Additional Information about Corporate Governance

Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate

Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters, in the Corporate Governance section of our website at www.synovus.com/governance.

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DIRECTOR COMPENSATION

Director Compensation Program

The Compensation Committee is responsible for the oversight and administration of the Synovus director compensation program. The following is a description of the director compensation program for 2014.

Cash Compensation of Directors

As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table below, during 2014, non-management directors of Synovus received an annual cash retainer of $45,000, with

•	Committee members, other than Audit Committee members, receiving an additional cash retainer of $10,000 (with the Chairpersons of these committees receiving an additional cash retainer of $10,000);

•	Audit Committee members receiving an additional cash retainer of $15,000 (with the Chairperson receiving an additional cash retainer of $15,000); and

•	the Lead Director receiving an additional $10,000 cash retainer.

Directors who are employees of Synovus do not receive any additional compensation for their service on the Board.

By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Board believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on advisory committees of the Synovus Board.

The members of the Board are compensated each April for their service on the Board from the date of the annual meeting to the following year’s annual meeting. As such, the Board was compensated in 2014 for the full year of service for the period from April 24, 2014 through April 23, 2015.

Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts mirror the return of one or more investment funds selected by the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Two directors (Messrs. Hansford and Storey) elected to defer their 2014 cash compensation under this plan.

Equity Compensation of Directors

During 2014, non-management directors also received awards of restricted stock units under the Synovus 2013 Omnibus Plan. On January 23, 2014, the Board approved grants of 1,743 restricted stock units ($40,000.00 grant date fair market value) to the non-management members of the Board elected on April 24, 2014 to serve as directors for a term ending on April 23, 2015. The director restricted stock units become fully vested and transferable upon the earlier to occur of the completion of three years of service and the date the holder reaches age 72. These restricted stock unit awards are designed to create equity ownership and to focus directors on the long-term performance of Synovus.

Synovus’ 2011 Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount (equal to 15% of the directors’ cash contributions in 2014). Participants in the Director Stock Purchase Plan are fully vested in all shares of Synovus stock purchased for their benefit under the Plan and may request that the shares purchased under the Plan be released to them at any time. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table below. Synovus’ contributions under the Director Stock Purchase Plan provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.

Director Stock Ownership Guidelines

Synovus’ Corporate Governance Guidelines require all directors to accumulate over time shares of Synovus stock equal in value to at least three times the value of their annual retainer. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus. The restricted stock unit awards to directors and Synovus’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. All of Synovus’ directors were in compliance with the guidelines as of December 31, 2014.

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DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation paid by Synovus to non-management directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Catherine A. Allen	$65,000	$40,000	(2)	$1,875	(3)	$106,875
Tim E. Bentsen	55,000	40,000	(2)	12,250	(3)(4)	107,250
Steve T. Butler	55,000	40,000	(2)	8,600	(3)(5)	103,600
Elizabeth W. Camp	95,000	40,000	(2)	1,500	(3)	136,500
T. Michael Goodrich	75,000	40,000	(2)	7,750	(3)(5)	122,750
V. Nathaniel Hansford	65,000	40,000	(2)	1,350	(5)	106,350
Mason H. Lampton	45,000	40,000	(2)	3,000	(3)	88,000
Jerry W. Nix	70,000	40,000	(2)	—		110,000
Harris Pastides	55,000	40,000	(2)	12,500	(3)(5)	107,500
Joseph J. Prochaska, Jr.	80,000	40,000	(2)	—		120,000
Melvin T. Stith	55,000	40,000	(2)	—		95,000
Barry L. Storey	55,000	40,000	(2)	4,421	(5)	99,421
Philip W. Tomlinson	55,000	40,000	(2)	6,800	(3)(5)	101,800

**	Mr. Stelling does not receive any additional compensation for serving as a director. His 2014 compensation is described under the Summary Compensation Table found on page 40 of this Proxy Statement.

(1)	Reflects fees paid for service on the Board from April 24, 2014 to April 23, 2015.

(2)	The grant date fair value of the 1,743 shares of restricted stock units awarded to each director in 2014 was $40,000. The amount in this column reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2014 in accordance with FASB ASC Topic 718 and includes amounts from awards granted in 2014. For a discussion of the restricted stock units reported in this column, see Note 23 of the Notes to Consolidated Financial Statements in the 2014 Annual Report. At December 31, 2014, each of the directors held a total of 2,729 units, except for Messrs. Bentsen and Pastides who each hold a total of 1,743 units, all of which vest upon the earlier to occur of completion of three years of service and the date the holder reaches age 72. Dividend equivalents are accrued on the restricted stock units.

(3)	Includes contributions made by Synovus under Synovus’ Director Stock Purchase Plan of the following amounts for the following directors: $1,875 for Ms. Allen; $2,250 for each of Messrs. Bentsen and Pastides; $3,000 for each of Messrs. Butler, Goodrich, and Lampton; $1,500 for Ms. Camp; and $2,400 for Mr. Tomlinson. As described more fully above, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and in 2014, Synovus contributed an additional amount equal to 15% of the directors’ cash contributions under the plan.

(4)	Reflects fees paid, in his capacity as a member of the Risk Committee, for serving as the Risk Committee’s special representative on certain information technology projects of Synovus.

(5)	Includes compensation of $5,600 for Mr. Butler, $4,750 for Mr. Goodrich, $1,350 for Mr. Hansford, $10,250 for Mr. Pastides, $4,421 for Mr. Storey and $4,400 for Mr. Tomlinson for service as an advisory director of certain of Synovus’ banking divisions.

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PROPOSALS TO BE VOTED ON

Proposal 1	Election of 13 Directors

Number

Pursuant to Synovus’ bylaws, the Board shall consist of not less than 8 nor more than 25 directors with such number to be set either by the Board or shareholders representing at least 66 2/3% of the votes entitled to be cast by the holders of all of Synovus’ issued and outstanding shares. Currently, the size of the Board is set at

14 members. Effective as of the 2015 Annual Meeting, the Board has set the size of the Board at 13 members. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 13 nominees named in this Proxy Statement.

Nominees for Election as Director

The 13 nominees for director named in this Proxy Statement were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Corporate Governance and Board Matters — Consideration of Director Candidates — Director Qualifications” on page 13 of this Proxy Statement. In addition to the specific criteria for director nomination, the Corporate Governance and Nominating Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of Synovus. With respect to the nomination of continuing directors for re-election, the Corporate Governance and Nominating Committee also considers the individual’s contributions to the Board and its committees. All of the 13 nominees currently serve as a director. The nominees for director include six current and former chief executive officers, at least 10 persons who could be recognized as “audit committee financial experts”, three current or former deans of national universities, and a former partner of a global auditing firm. The nominees collectively have over 150 years of experience in banking and financial services as well as significant experience in insurance, investment management, commercial real estate, risk management, and accounting. The nominees also bring extensive board and committee experience.

In addition to the overall composition of the Board, the Corporate Governance and Nominating Committee also considered the nominees’

individual roles in (1) oversight of our enterprise risk management process, (2) relationships with the numerous regulatory agencies that monitor Synovus’ operations, (3) oversight and support of our expense reduction initiatives, (4) assistance with the strategic plan of the Company and (5) managing succession planning. In addition to fulfilling the above criteria, as of April 1, 2015, 12 of the 13 nominees for election named below are, or will be, considered independent under the NYSE rules and Synovus’ Director Independence Standards. Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, risk management and oversight, corporate strategy, commercial real estate, troubled asset work-out and disposition situations, and ancillary financial services businesses. Each member of the Board has demonstrated leadership through his or her work on the boards of a variety of public, private and non-profit organizations and is familiar with board processes and corporate governance. We believe the atmosphere of our Board is collegial and that all Board members are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, director tenure, leadership structure of our Board and other corporate governance matters, see “Corporate Governance and Board Matters” beginning on page 9 of this Proxy Statement.

The following table sets forth information regarding the 13 nominees for election to the Board.

Name	Age	Year First Elected Director	Principal Occupation	Committees
Catherine A. Allen	68	2011	Chairman and Chief Executive Officer, The Santa Fe Group	CGN, R
Tim E. Bentsen	61	2014	Partner, Retired, KPMG LLP	R
Stephen T. Butler	64	2012	Chairman of the Board, W.C. Bradley Company	CGN
Elizabeth W. Camp	63	2003	President and Chief Executive Officer, DF Management, Inc.	E, A (Chair), C, R
T. Michael Goodrich	69	2004	Chairman and Chief Executive Officer, Retired, BE&K, Inc.	E, C (Chair)
V. Nathaniel Hansford	71	1985	President, Retired, North Georgia College and State University	E, CGN (Chair)
Jerry W. Nix	69	2012	Vice Chairman, Executive Vice President and Chief Financial Officer, Retired, Genuine Parts Company	A, CGN
Harris Pastides	61	2014	President, University of South Carolina	R
Joseph J. Prochaska, Jr.	64	2011	Executive Vice President and Chief Accounting Officer, Retired, MetLife, Inc.	E, A, R (Chair)

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PROPOSALS TO BE VOTED ON

Name	Age	Year First Elected Director	Principal Occupation	Committees
Kessel D. Stelling	58	2010	Chairman of the Board, Chief Executive Officer and President, Synovus Financial Corp.	E (Chair)
Melvin T. Stith	68	1998	Professor of Marketing and Dean, Martin J. Whitman School of Management, Retired, Syracuse University	C
Barry L. Storey	55	2013	Principal, BLS Holding Group, LLC	R
Philip W. Tomlinson	68	2008	Chairman of the Board, Total System Services, Inc.	R

E: Executive

A: Audit

CGN: Corporate Governance and Nominating

C: Compensation

R: Risk

The business experience and other specific skills, attributes and qualifications of each of the nominees is as follows:

Catherine A. Allen is the Chairman and Chief Executive Officer of The Sante Fe Group, a consulting group founded in 1996, specializing in the management of strategic financial services and critical infrastructure projects and in providing advisory services to executive officers and boards of directors. From 1997 to 2007, she was the founding Chief Executive Officer of BITS, a sister organization to the Financial Services Roundtable, which worked closely with executives of the nation’s largest financial institutions on strategic issues, including payments strategies, risk management, emerging technologies, e-commerce, vendor risk, privacy, cyber security, counter terrorism, and security. At BITS, Ms. Allen also worked closely with the regulatory community and testified on Capitol Hill often on these issues. From 1989 to 1996, she held several executive positions at Citicorp in the retail, bankcard and corporate technology divisions and represented Citicorp in creating and chairing the Smart Card Forum, a multi-industry standards group. Prior to Citicorp, she was an executive in electronic publishing at Dun and Bradstreet. Ms. Allen holds a bachelor’s degree from the University of Missouri, a master’s degree from the University of Maryland, and an ABD in International Business from George Washington University. She currently serves on the board of El Paso Electric Company, a public company specializing in utilities, chairs its security committee and is a member of its energy and natural resources committee, nominating and governance committee, and public affairs committee. She serves on the advisory committee of Houlihan Lokey and on various other private, non-profit and civic boards, including the National Foundation for Credit Counseling. Ms. Allen has written four books with subjects ranging from emerging technologies and innovation to retirement, and has been recognized for her work in financial services, technology, and innovation with an honorary doctorate from the University of Missouri, the US Banker Lifetime Achievement Award, and the Executive Women’s Forum Lifetime Achievement Award, among others. Ms. Allen’s in-depth knowledge and experience in the areas of payments, cyber security, risk management, emerging technologies, and corporate governance provides a significant resource to the Synovus Board.

Tim E. Bentsen is a former audit partner and practice leader of KPMG LLP, a U.S.-based global audit, tax and advisory services firm. Over his 37 years with KPMG, he served as an audit partner for numerous banks and other financial services companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. In addition, he served as an account executive for many of the largest audit and non-audit clients in the Southeast where he had extensive involvement with audit committees and served as the lead partner for tax and advisory services including risk, regulatory, internal audit and operational services for a Top 10 U.S. bank. Mr. Bentsen has been a frequent speaker on corporate governance matters across the country and served in a leadership role for KPMG’s Audit Committee Institute and as an organizer and faculty member for the University of Georgia’s Directors’ College for over ten years. He is a faculty member at the J.M. Tull School of Accounting at the University of Georgia, an independent member of the board of directors and audit committee of Krispy Kreme Doughnuts, Inc., a public company specializing in sweet treats and complementary products, and an independent member of the board of trustees of Ridgeworth Funds, a mutual fund complex. He holds a bachelor’s degree in business administration from Texas Tech University and has completed the Partner Development Program at Harvard University. Mr. Bentsen is a certified public accountant and a member of the American Institute and Georgia Society of Certified Public Accountants. His extensive audit and accounting experience in the financial services industry coupled with his corporate governance, risk management and financial acumen enhances the Board’s knowledge in these areas.

Stephen T. Butler is the Chairman of the Board of W.C. Bradley Co., a private consumer products and real estate company, a position he has held since 2008. Prior to that time and for 21 years, he served as Chief Executive Officer and Chairman of the Board of W.C. Bradley Co. where he was responsible for the oversight and development of the company’s mass market home and leisure product businesses through acquisitions and new product introductions and the development of various real estate projects throughout Columbus, Georgia. In addition to his leadership role on the W.C. Bradley board, Mr. Butler currently serves as Chairman of the Board of Columbus Bank and Trust, or CB&T, a banking division of Synovus, and on the boards of various civic and non-profit companies, including St. Francis Hospital, Inc. and The Bradley-Turner Foundation. He attended Vanderbilt University and Columbus State University and completed the Harvard Advanced Management Program. Mr. Butler’s extensive leadership experience with a diversified company enhances the Board’s understanding of corporate strategy, compensation practices and risk management, among other things.

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PROPOSALS TO BE VOTED ON

Elizabeth W. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously, Ms. Camp served in various capacities, including President and Chief Executive Officer, of Camp Oil Company for 16 years. Before it was sold in 2000, Camp Oil developed and operated convenience stores, truck stops and restaurants and grew to realize annual revenue of $300 million, employing 650 employees and operating 62 units in nine states throughout the United States. Ms. Camp’s background also includes experience as a tax accountant with a major accounting firm and an attorney in law firms in Atlanta and Washington, D.C. Ms. Camp holds a bachelor’s degree in accounting and a law degree from the University of Georgia and a master’s degree in taxation from Georgetown University. Ms. Camp served as an advisory director of Citizens Bank & Trust, a banking division of Synovus, for over 23 years and is a current or past trustee or director of several non-profit organizations, including the Georgia Department of Industry, Trade & Tourism. Previously, Ms. Camp served as a director of Blue Cross Blue Shield of Georgia from 1992 to 2001. Ms. Camp’s background as an executive officer and her expertise in accounting, tax and legal matters provides expertise in management and auditing, as well as leadership skills to our Board.

T. Michael Goodrich is the former Chairman of the Board and Chief Executive Officer of BE&K, Inc., a privately held international engineering and construction company specializing in complex projects. Mr. Goodrich served as Chairman and Chief Executive Officer from 1995 until his retirement in May 2008. Mr. Goodrich received a bachelor’s degree in civil engineering from Tulane University and a law degree from the University of Alabama. Mr. Goodrich serves as a director of Energen Corporation, a publicly held diversified energy company, and as an advisory director of First Commercial Bank, a banking division of Synovus. He also serves on the board of Atlas AGI Holdings Group. Mr. Goodrich is our Lead Director and the Chairman of our Compensation Committee. He also chairs the governance committee and is a member of the compensation committee at Energen. In addition, he is a member of the Alabama Academy of Honor, the National Academy of Construction and the Alabama Engineering Hall of Fame. Through his experience as chief executive officer as well as his service on the board and committees of another NYSE-listed public company, Mr. Goodrich brings extensive leadership, risk assessment skills and public company expertise to our Board.

V. Nathanial Hansford is the former President of North Georgia College and State University, a position he held from 1999 through 2005. Prior to his retirement in 2005, Mr. Hansford was a professor and Dean of Law at the University of Alabama and was a visiting professor at the United States Military Academy, the University of Georgia and the University of Fribourg in Switzerland. Mr. Hansford also served for 20 years in the U.S. Army Reserves, Judge Advocate General’s Corps., retiring as a Colonel. Mr. Hansford holds a bachelor’s degree and a law degree from the University of Georgia and a master’s degree in law from the University of Michigan. Mr. Hansford served as chairman and for many years as a director of one of our banking divisions, Cohutta Banking Company. He is also the past state chairman of the Georgia Trust for Historic Preservation and a member of the Oglethorpe County Development Authority and the Lexington City Council. Mr. Hanford’s extensive background in education and administration provide our Board with leadership and consensus-building skills on a variety of matters, including corporate governance and succession planning.

Jerry W. Nix is the former Vice Chairman, Executive Vice President and Chief Financial Officer of Genuine Parts Company, a public company engaged in the distribution of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials. Prior to retiring in March 2013, Mr. Nix served as Chief Financial Officer for over 13 years and served in various other capacities with Genuine Parts Company before that time, including Senior Vice President — Finance. In addition to serving as a director of Genuine Parts, Mr. Nix serves on various civic and non-profit boards, including Young Harris College, Cobb County Chamber of Commerce, Cobb-Marietta Coliseum and Exhibit Hall Authority, John and Mary Franklin Foundation and Boy Scouts of America. Prior to joining Genuine Parts in 1978, Mr. Nix was an auditor with Ernst & Young and a pilot in the U.S. Air Force. Mr. Nix has bachelors’ degrees from both Mississippi State University and the University of Florida. Mr. Nix’s extensive financial and accounting experience with a large diversified public company provides the Board with a great resource in the financial, accounting, risk management, and investor relations areas.

Harris Pastides is the President of the University of South Carolina, a position he has held since August 2008. From 2003 to 2008, Dr. Pastides served as vice president for research and health sciences and dean of the Arnold School of Public Health and as executive director of the South Carolina Research Foundation. He joined the University of South Carolina in 1998 as dean of the School of Public Health and as a professor of epidemiology. Dr. Pastides played a key role in the establishment of Health Sciences South Carolina, a consortium of the state’s research universities and leading hospital systems, and an integral part in the development of Innovista, the university’s 500-acre innovation and research district. Prior to joining the University of South Carolina, Dr. Pastides held various positions at the University of Massachusetts at Amherst for over 13 years, including professor of epidemiology and chairman of the department of biostatistics and epidemiology. In addition to serving on the advisory board of one of our banking divisions, NBSC, he has served on a number of professional organizations and civic boards, including the South Carolina Governors School for the Arts and Humanities, S.C. River Alliance, the Council on Research Policy and Graduate Education and EngenuitySC. He also serves as Chairman of the NCAA Division 1 Board of Directors. He received a master’s in public health, a master’s of philosophy degree in epidemiology and his doctorate degree from Yale University and a bachelor’s degree from the University of Albany, State University of New York. Dr. Pastides is a former Fulbright senior research fellow and has received numerous other professional awards and recognitions for his research work. His experience in management and complex organizations and his background in research, innovation and education provides our Board with leadership and consensus-building skills on a variety of matters, including corporate governance and risk management.

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PROPOSALS TO BE VOTED ON

Joseph J. Prochaska, Jr. is the former Executive Vice President and Chief Accounting Officer of MetLife, Inc., a public insurance and financial services company, a position he held from 2005 until his retirement in 2009. From 2003 to 2005, he served as MetLife’s Senior Vice President and Chief Accounting Officer. From 1992 to 2003, Mr. Prochaska served in various executive leadership positions at Aon Corporation, including Senior Vice President and Controller, Executive Vice President and Chief Financial Officer of Aon Group, Inc. and President of Aon’s Financial Services Group. From 1975 to 1992, he served in various executive leadership positions at Shand, Morahan & Co., Inc. and Evanston Insurance Company, including Chief Financial Officer, Chairman and Chief Executive Officer. In addition, Mr. Prochaska’s background includes experience with a major accounting firm in Chicago, Illinois as a certified public accountant. He holds a bachelor’s degree in accounting from the University of Notre Dame. Mr. Prochaska currently serves on the board of a private company and is a member of its audit committee. He has also received the designation of a Governance Fellow by the National Association of Corporate Directors. Mr. Prochaska’s extensive accounting experience in the financial services industry, his integral involvement in the day-to-day accounting and risk management practices of large global public companies and his compensation and insurance expertise provide our Board with a valuable resource.

Kessel D. Stelling is the Chairman of the Board, Chief Executive Officer and President of Synovus. He has been Chairman since January 1, 2012 and Chief Executive Officer and President since October 2010, after serving as Acting Chief Executive Officer from June to October 2010 while Richard E. Anthony was on a medical leave of absence. Prior to that time and since February 2010, Mr. Stelling served as President and Chief Operating Officer of Synovus. From June 2008 until February 2010, Mr. Stelling served as the Regional Chief Executive Officer of Synovus’ Atlanta area market. Prior to that time, he served as President and Chief Executive Officer of Bank of North Georgia, or BNG, a banking division of Synovus, having been appointed to that position in December 2006. Mr. Stelling founded Riverside Bancshares, Inc. and Riverside Bank in 1996 and served as its Chairman of the Board and Chief Executive Officer until 2006 when Riverside Bancshares, Inc. merged with and into Synovus and Riverside Bank merged with and into BNG. Prior to that time, Mr. Stelling worked in various management capacities in banking in the Atlanta region, having begun his career in the industry in 1974. Mr. Stelling holds a bachelor’s degree from the University of Georgia and is a graduate of Louisiana State University School of Banking of the South. He serves as the Vice Chairman of the Board of Regents of the University System of Georgia. Mr. Stelling also serves as a trustee or director on several civic and non-profit organizations, including the Georgia Chamber of Commerce and the Financial Services Roundtable. Mr. Stelling’s extensive banking and leadership experience, along with his in-depth knowledge of our corporate strategy and day-to-day operations, provides our Board with an important resource in understanding our markets and industry.

Melvin T. Stith is a Professor of Marketing and until June 2013, was the Dean of the Martin J. Whitman School of Management at Syracuse University. Prior to becoming Dean at Syracuse in 2005, Dr. Stith was the Dean and Jim Moran Professor of Business Administration at Florida State University for 13 years. He has been a professor of marketing and business since 1977 after having served in the U.S. Army Military Intelligence Command and achieving the rank of Captain. He holds a bachelor’s degree from Norfolk State College and a master’s degree in business administration and a Ph.D. in marketing from Syracuse University. Dr. Stith currently serves on the board of Flowers Foods, Inc., a publicly held baked foods company, and its corporate governance and compensation committees, and the board of Aflac Incorporated, a publicly held, Fortune 500 supplemental insurance company, as well as its governance and audit committee. He has also served on the boards of various private companies and is a current or past director of Beta Gamma Sigma, the national honorary society for business schools, the Jim Moran Foundation and the Graduate Management Admissions Council. Dr. Stith’s leadership skills in consensus-building, risk management and executive management and his financial acumen add an important dimension to our Board’s composition.

Barry L. Storey is the Principal of BLS Holding Group, LLC, an Augusta, Georgia-based company with the primary focus of managing a portfolio of retail real estate properties and various alternative assets. Prior to January 2015, he was the Founding Partner of Hull Storey Gibson Companies, LLC, a retail acquisition and development real estate company founded in 1992 that owned and operated over 13 million square feet of retail strip centers and enclosed mall properties in the Southeast. Prior to 1992, Mr. Storey worked as a project manager in the Mall Development Division for CBL & Associates Properties, Inc. and as a real estate leasing manager for NTS Development Corporation. He has extensive real estate expertise and experience in many of the markets in which we serve. Mr. Storey holds a bachelor’s degree from the University of Georgia, is a trustee of the University of Georgia Foundation and the incoming Chair of the University of Georgia’s Terry College of Business Dean’s Advisory Council. Mr. Storey serves on numerous civic and professional boards of directors, as well as on the advisory board of AFB&T, one of our banking divisions. His extensive experience in real estate acquisition, development and management and his background in the markets in which we serve provides our Board with significant insight, particularly as we continue to refine and execute our growth and expense reduction strategies for the future.

Philip W. Tomlinson is an executive officer and the Chairman of the Board of TSYS, a publicly held global payments processing company. Prior to his retirement as Chief Executive Officer of TSYS in 2014, Mr. Tomlinson served as Chairman of the Board and Chief Executive Officer of TSYS for eight years. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer and President. Since TSYS’ incorporation in December 1982, Mr. Tomlinson has played a key role in almost every major strategy that has shaped TSYS’ development. Mr. Tomlinson is a member of the Financial Services Roundtable and a graduate of Louisiana State University School of Banking of the South. Mr. Tomlinson serves as an advisory director of CB&T and is also a member of the Georgia Economic Development Board and other charitable and civic organizations’ board of directors. As the Chairman of a public company, Mr. Tomlinson provides valuable insight and guidance on the issues of corporate governance, strategy and risk management, particularly as to his expertise and understanding of the current trends within the financial services industry and as to his diverse relationships within the financial services community.

The Board of Directors unanimously recommends that you vote “FOR” each of the 13 nominees.

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PROPOSALS TO BE VOTED ON

Proposal 2	Approval of Advisory Vote on the Compensation of our Named Executive Officers as Determined by the Compensation Committee

Synovus believes that our compensation policies and procedures for our named executive officers are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Synovus also believes that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Each year, as required by Section 14A of the Securities Exchange Act, we give you, as a shareholder, the opportunity to endorse or not endorse the compensation for our named executive officers. The proposal described below, commonly known as a “Say on Pay” proposal, gives you the opportunity to approve or not approve, on an advisory basis, such compensation as described in this Proxy Statement.

For more information on Synovus’ compensation of executives in 2014, see “Executive Compensation — Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement.

2014 Compensation

The compensation of executives in 2014 reflects Synovus’ performance and the introduction of a new executive compensation program that reflects our pay for performance philosophy. For example:

Base Salaries

•	The Chief Executive Officer and other named executive officers received a 3% cash base salary increase, consistent with the base salary increases for other team members.

•

We reduced the amount of salary stock units awarded to executive officers. Salary stock units were introduced in 2012, while we were subject to TARP restrictions, because of our return to profitability and because the total compensation paid to our named executive officers was below market. Salary stock units were reduced in 2014 in recognition of our transition to a new executive compensation program, and they have been eliminated for 2015.

Short-Term Incentives

•

After paying no cash bonuses to our executive officers for seven years, we reintroduced a cash-based annual incentive plan in 2014. For 2014, the annual performance goals are based 50% on core earnings, 25% on loan growth and 25% on core deposit growth. The actual payment can range from 0% to 150% of the target for each executive based upon Synovus’ performance in these areas compared to the performance goals. Based upon Synovus’ actual 2014 performance compared to the performance goals established for 2014, annual short-term incentive award payouts were at 112.4% for each named executive officer.

Long-Term Incentives

•	Our new long-term incentive program for executive officers is comprised of two equity vehicles which link our executive’s compensation to performance results: PSUs and MRSUs.
•

The PSUs have both a performance vesting component (based upon our weighted average return on assets over a three-year performance period) and a service vesting component (100% after three years of service). The PSUs will only vest if the three-year weighted Return on Average Assets exceeds the performance criteria established by the Compensation Committee, which are based upon Synovus’ strategic plan objectives. The actual payout of the PSUs can range from 0% to 150% of the target amount based upon the performance results.

•

MRSUs have a service-based vesting component, vesting one-third annually over a three-year period. In addition, the MRSUs feature performance criteria such that the number of MRSUs that vest each year will be adjusted upward or downward by up to 25% based upon Synovus’ total shareholder return during the year.

•

Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of Synovus common stock, further aligning their interests with shareholders’ interests.

We believe that the compensation delivered to each named executive officer in 2014 was fair and reasonable.

Unless the Board modifies its policy on the frequency of future “Say on Pay” advisory votes, the next “Say on Pay” vote will be held at the 2016 annual meeting of shareholders. The next advisory vote on the frequency of “Say on Pay” proposals is scheduled to occur at the 2017 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote “FOR” the advisory vote on the compensation of the named executive officers as determined by the Compensation Committee, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

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PROPOSALS TO BE VOTED ON

Proposal 3	Ratification of Appointment of the Independent Auditor

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2015 and Synovus’ internal control over financial reporting as of December 31, 2015. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

KPMG served as Synovus’ independent auditor for the fiscal year ended December 31, 2014. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as the independent auditor.

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EXECUTIVE OFFICERS

The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

Name	Age	Position with Synovus
Kessel D. Stelling(1)	58	Chairman of the Board, Chief Executive Officer and President
D. Wayne Akins, Jr.(2)	51	Executive Vice President and Chief Retail Banking Officer
Roy Dallis Copeland, Jr.(3)	46	Executive Vice President and Chief Community Banking Officer
Allen J. Gula, Jr.(4)	60	Executive Vice President and Chief Operations Officer
Mark G. Holladay(5)	59	Executive Vice President and Chief Risk Officer
Kevin J. Howard(6)	50	Executive Vice President and Chief Credit Officer
Allan E. Kamensky(7)	53	Executive Vice President, General Counsel and Secretary
Liliana C. McDaniel(8)	50	Chief Accounting Officer
Curtis J. Perry(9)	52	Executive Vice President and Chief Corporate Banking Officer
Thomas J. Prescott(10)	60	Executive Vice President and Chief Financial Officer
J. Barton Singleton(11)	51	Executive Vice President and President, Financial Management Services

(1)	As Mr. Stelling is a director of Synovus, relevant information pertaining to his positions with Synovus is set forth under the caption “Nominees for Election as Director” beginning on page 17 of this Proxy Statement.

(2)	D. Wayne Akins, Jr. was elected as Executive Vice President and Chief Retail Banking Officer in July 2014. Prior to July and since 2012, Mr. Akins served as Chief Community Banking Officer. For seventeen years prior to that time, he held various other banking positions with Synovus Bank, including Regional Chief Executive Officer and Bank Division Chief Executive Officer. Mr. Akins has more than 27 years of experience in the banking industry.

(3)	Roy Dallis Copeland, Jr. was elected as Executive Vice President in January 2010 and Chief Community Banking Officer in July 2014. From January 2011 to July 2014, he served as Executive Vice President and Chief Banking Officer. Prior to that time and since September 2008, he served as Senior Vice President and Chief Commercial Officer of Synovus and before that, Mr. Copeland served as President and Chief Executive Officer of Citizens First Bank, one of our banking divisions. Mr. Copeland also has led various banking departments in retail and commercial banking at CB&T, where he began his career in 1992.

(4)	Allen J. Gula, Jr. was elected Executive Vice President and Chief Operations Officer of Synovus in July 2011. Prior to joining Synovus and since 2003, Mr. Gula was an independent consultant and investor, consulting with private equity and venture capital firms on potential acquisitions and investments and serving on various corporate boards. From 2006 to 2007, he also served as the Executive Vice President, Business and Technology Operations at Greater Bay Bancorp, a public bank holding company acquired by Wells Fargo, and from 1999 to 2006, he served in various capacities at Franklin Resources, Inc., an investment management organization, including as the Advisor to the Chief Executive Officer, Co-President and the Chief Information Officer. Mr. Gula began his financial services career with KeyCorp and held various leadership positions during his 17 years there, including Executive Vice President and Chairman and Chief Executive Officer of Key Services Corporation.

(5)	Mark G. Holladay was elected Executive Vice President and Chief Risk Officer of Synovus in October 2008. From 2000 to 2008, Mr. Holladay served as Executive Vice President and Chief Credit Officer of Synovus. From 1974 until 2000, Mr. Holladay served in various capacities with CB&T, including Executive Vice President.

(6)	Kevin J. Howard was elected as Executive Vice President in March 2010 and Chief Credit Officer in September 2008. Mr. Howard served as Senior Vice President and Credit Manager of Synovus from 2004 until September 2008 and as Senior Vice President of commercial real estate, correspondent and affiliate lending from 2000 until 2004. Mr. Howard joined CB&T as Vice President in 1993.

(7)	Allan E. Kamensky was elected as Executive Vice President, General Counsel and Secretary in January 2014, effective February 10, 2014. Prior to that time, Mr. Kamensky was a partner in the law firm of Page, Scrantom, Sprouse, Tucker & Ford, P.C., or PSSTF, in Columbus, Georgia, where his practice focused on banking, lending and real estate law, commercial transactions, workouts, loan sales, banking litigation, bank regulatory matters and zoning. He practiced law at PSSTF for approximately 16 years.

(8)	Liliana C. McDaniel was elected as Chief Accounting Officer in July 2006. From 2001 until 2006, Ms. McDaniel was the Senior Vice President, Director of Financial Reporting at Synovus. From 1998 to 2001, she served as Synovus’ Vice President, Financial Reporting Manager.

(9)	Curtis J. Perry was elected as Executive Vice President and Chief Corporate Banking Officer in July 2014. Prior to that time and since July 2010, Mr. Perry served as the Chief Commercial Officer of Synovus. From 2006 until July 2010, Mr. Perry was an Executive Vice President at First Commercial Bank, one of our banking divisions. Prior to joining Synovus in 2006, Mr. Perry served in executive leadership at Wachovia Bank and SouthTrust Corporation.

(10)	Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer.

(11)	J. Barton Singleton was elected as Executive Vice President and President, Synovus Financial Management Services in December 2007. Mr. Singleton joined Synovus in August 2005 and since that time, he has served in various capacities, including Senior Vice President and Manager of the investment banking and institutional brokerage groups. He was named President of Synovus Securities in February 2006. Prior to joining Synovus, Mr. Singleton spent 16 years at SouthTrust Securities.

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STOCK OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus common stock by each director, each director nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2014.

Name	Shares of Synovus Common Stock Beneficially Owned with Sole Voting And Investment Power as of 12/31/14	Shares of Synovus Common Stock Beneficially Owned with Shared Voting And Investment Power as of 12/31/14		Shares of Synovus Common Stock Beneficially Owned with Sole Voting and No Investment Power as of 12/31/14	Total Shares of Synovus Common Stock Beneficially Owned as of 12/31/14(1)		Percentage of Outstanding Shares of Synovus Common Stock Beneficially Owned as of 12/31/14
Catherine A. Allen	8,829	—		—	11,579	(2)	*
Tim E. Bentsen	725	—		—	2,477		*
Stephen T. Butler	7,817	914,745	(3)	—	925,312		*
Elizabeth W. Camp	18,756	68		—	21,574		*
Roy Dallis Copeland, Jr.	17,056	—		—	61,415		*
T. Michael Goodrich	95,579	—		—	98,329	(4)	*
Allen J. Gula, Jr.	12,408	—		—	60,373		*
V. Nathaniel Hansford	13,701	22,670		—	39,121		*
Allan E. Kamensky	14,772	6,890			37,958		*
Mason H. Lampton	31,951	199		—	34,900		*
Jerry W. Nix	4,231	—		—	6,981		*
Harris Pastides	2,591	—		—	4,343		*
Thomas J. Prescott	33,485	—		—	147,200		*
Joseph J. Prochaska, Jr.	11,907	—		—	14,657	(5)	*
Kessel D. Stelling	105,629	—		—	242,979	(6)	*
Melvin T. Stith	8,751	20		—	11,521		*
Barry L. Storey	13,469	14,494		—	30,713	(7)	*
Philip W. Tomlinson	17,542	—		—	20,292		*
Directors and Executive Officers as a Group (24 persons)	512,808	962,200		—	2,132,738	(8)	1.6%

None of the foregoing individuals beneficially own shares of Synovus stock with (1) sole voting and no investment power or (2) no voting and sole investment power.

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown in the table above for the directors and executive officers of Synovus listed below include the following number of shares of Synovus stock that each individual had the right to acquire within 60 days through the exercise of stock options as of December 31, 2014:

Name	Stock Options
Roy Dallis Copeland, Jr.	2,416
Thomas J. Prescott	58,277
Kessel D. Stelling	337

In addition, the executive officers other than our executive officers named in the Summary Compensation Table had rights to acquire an aggregate of 75,092 shares of Synovus stock within 60 days through the exercise of stock options. None of the shares of Synovus stock held by these other executive officers were pledged or otherwise held in a margin account.

(2)	In addition, Ms. Allen beneficially owns 1,600 shares of Synovus’ Fixed- to- Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, or Preferred Stock.

(3)	Includes 694,707 shares held in trust in which Mr. Butler shares a pecuniary interest but as to which Mr. Butler disclaims beneficial ownership.

(4)	In addition, Mr. Goodrich beneficially owns 2,000 shares of Preferred Stock.

(5)	In addition, Mr. Prochaska beneficially owns 1,000 shares of Preferred Stock.

(6)	In addition, Mr. Stelling beneficially owns 2,000 shares of Preferred Stock.

(7)	In addition, Mr. Storey beneficially owns 10,000 shares of Preferred Stock.

(8)	Synovus’ directors and executive officers as a group also beneficially own a total of 16,600 shares of Preferred Stock.

The foregoing table does not include salary stock units that settled in cash on January 15, 2015. For more information, see footnote 1 to the Summary Compensation Table on page 40 of this Proxy Statement.

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PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus common stock held by the only known holders of more than 5% of the outstanding shares of Synovus common stock as of December 31, 2014.

Name and Address of Beneficial Owner	Shares of Synovus Stock Beneficially Owned as of 12/31/14		Percentage of Outstanding Shares of Synovus Stock Beneficially Owned as of 12/31/14
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,799,396	(1)	6.4%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvem, Pennsylvania 19355	7,697,401	(2)	5.6%

(1)	This information is based upon information included in a Schedule 13G filed with the SEC on February 9, 2015 by BlackRock, Inc. BlackRock, Inc. reports sole voting power with respect to 8,358,033 shares and sole dispositive power with respect to 8,799,396 shares.

(2)	This information is based upon information included in a Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group, Inc. The Vanguard Group, Inc. reports sole voting power with respect to 89,849 shares, sole dispositive power with respect to 7,617,651 shares and shared dispositive power with respect to 79,750 shares. According to the filing, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 79,750 of the reported shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,099 of the reported shares.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. The duties of the Audit Committee are summarized in this Proxy Statement under “Corporate Governance and Board Matters —Committees of the Board” beginning on page 10 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2014;

•	Discussed with KPMG LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees;

•

Received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence; and

•	Considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with KPMG LLP’s independence and concluded that KPMG LLP is independent from Synovus and its management.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

The Audit Committee

Elizabeth W. Camp, Chair

Jerry W. Nix

Joseph J. Prochaska, Jr.

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2014 and December 31, 2013 and fees billed for other services rendered by KPMG during those periods.

	2014	2013
Audit Fees(1)	$2,500,000	$3,838,855
Audit Related Fees(2)	275,005	234,515
Tax Fees(3)	249,130	299,326
All Other Fees(4)	—	235,463
TOTAL	$3,024,135	$4,608,159

(1)	Audit fees consisted of fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters, and audit or attestation services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of fees for assurance and related services that are reasonably related to the performance of the audit or review of Synovus’ financial statements and are not reported above under the caption “Audit Fees.”

(3)	Tax fees consisted of fees for tax consulting and compliance, tax advice and tax planning services.

(4)	All other fees for 2013 consisted principally of fees for professional services related to electronic discovery.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

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AUDIT COMMITTEE REPORT

The Audit Committee uses a combination of two approaches to pre-approve audit and permitted non-audit services performed by the independent auditor, class pre-approval and specific pre-approval. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each service is allocated to the appropriate category and where specific pre-approval is required, the specific service is accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services, the

classification of the service and where specific pre-approval is required, the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority (on engagements not exceeding $100,000) to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

All of the services described in the table above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Committee pursuant to legal requirements and the Committee’s Charter and Pre-Approval Policy.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

CD&A Overview

The following Compensation Discussion and Analysis, or CD&A, describes our compensation program for our named executive officers, who are listed in the table below:

Name	Title
Kessel D. Stelling	Chairman, Chief Executive Officer and President
Thomas J. Prescott	Executive Vice President and Chief Financial Officer
Allan E. Kamensky	Executive Vice President, General Counsel and Secretary
Allen J. Gula, Jr.	Executive Vice President and Chief Operations Officer
Roy Dallis Copeland, Jr.	Executive Vice President and Chief Community Banking Officer

Specifically, the CD&A addresses:

•	how our 2014 performance aligns with our 2014 compensation (set forth in the section entitled “Executive Summary”);

•	each element of compensation and our “mix” of compensation for 2014 (set forth in the section entitled “Elements and Mix of Compensation for Past Fiscal Year”);

•	the objectives of our compensation program (set forth in the section entitled “Compensation Philosophy and Key Considerations”);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Key Considerations”);

•

how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Competitive Market Data”);

•	why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);
•	how amounts for pay are determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives);

•	information regarding post-termination compensation (our executives do not have employment agreements — see the section entitled “Employment and Termination Agreements”); and

•

our compensation framework, including our compensation process, compensation policies and risk considerations (described in the section entitled “Compensation Framework: Compensation Process, Compensation Policies and Risk Considerations”).

For additional information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee” on page 10 of this Proxy Statement.

WHAT WE DO

Pay for Performance — See page 31

Mitigate Risk in Incentive Programs — See page 37

Require Share Ownership and Retention of Shares until Retirement — See page 36

Review Tally Sheets — See page 37

Provide Reasonable “Double Trigger” Change in Control Provisions — See page 35

Retain an Independent Compensation Consultant — See page 11

Maintain Clawback Policy – See page 36

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EXECUTIVE COMPENSATION

WHAT WE DON’T DO

No Employment Contracts — See page 35

No Option Repricing — See page 37

No Hedging of Synovus Equity Securities by Officers and Directors — See page 36

No Pledging of Synovus Equity Securities by Officers and Directors — See page 37

Executive Summary—Improved Performance and a New Pay for Performance Program

2014 was an important year for Synovus and our executive compensation program. We continued to improve our performance and, since we are now no longer subject to the TARP-related restrictions on the structure of our executive compensation program, we implemented a new executive compensation program that reflects our pay for performance philosophy.

2014 Financial Performance

Our key achievements in 2014 include the following:

•

Continued profitability—Net income available to common shareholders for 2014 was $185.0 million, a 56.1% increase from $118.6 million in 2013. Diluted earnings per share was $1.33 for 2014, up 50.5% from 2013.

•

Return of Capital to Shareholders—In October 2014, we announced a program to repurchase up to $250 million of our common stock as well as an increase in the quarterly dividend payable on our common stock from $0.07 per share to $0.10 per share, beginning with the dividend paid on January 2, 2015. As of December 31, 2014, we had repurchased, or entered into agreements to repurchase, $88.1 million of common stock.

•

Loan growth—Total loans grew by $1.04 billion or 5.2% from a year ago, driven by balanced growth across the portfolio. See “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Loans” of the 2014 Annual Report for further information.

•

Deposit growth—Total deposits at December 31, 2014 increased $654.9 million, or 3.1% from a year ago. Excluding brokered deposits and time deposits, total deposits increased $436.8 million or 2.7% from a year ago driven by an increase in non-interest bearing deposits.

•

Continued broad-based improvement in credit quality—Credit quality continued to improve. Non-performing loans declined $218.5 million, or 52.5%, from December 31, 2013. Our NPL ratio was 0.94% as of December 31, 2014, down 114 basis points from December 31,

2013. Additionally, credit costs declined by 43.5% to $66.7 million, and the net charge-off ratio declined to 0.39% compared to 0.69% in 2013.

•

Continued focus on expense control—We completed the implementation of $30 million in targeted expense savings announced in January 2014. The expense savings from the implementation of these initiatives as well as continued expense management were offset by planned investments in talent, technology, and advertising. Total non-interest expense for 2014 was $745.0 million, up $3.5 million, or 0.5%, compared to 2013. Adjusted non-interest expense was $657.7 million in 2014, an increase of $5.2 million, or 0.8%, from 2013. See “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in our 2014 Annual Report for further information.

•

Continued investment in branding and technology—We launched a branding effort emphasizing our unique approach to servicing customers as highlighted by our “bank of here” campaign. We continued to invest in technology, including the installment of almost 200 new ATMs and an improved Online Business product for our business customers that provides tools to manage cash flow and other core business functions.

Our 2014 year-end stock price also reflects our 2014 results, ending the year at $27.09 per share on December 31, 2014, an increase of 7.5% from our $25.20 (as adjusted for our 1-for-7 reverse stock split) stock price on December 31, 2013.

For more information regarding our 2014 financial performance, please refer to the full discussion of Synovus’ financial results of operations for 2014 in our 2014 Annual Report that accompanies this Proxy Statement.

2014 Compensation

The compensation of executives in 2014 reflects Synovus’ performance and the introduction of a new executive compensation program that reflects our pay for performance philosophy. For example:

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EXECUTIVE COMPENSATION

Base Salaries

•	The Chief Executive Officer and other named executive officers received a 3% cash base salary increase, consistent with the base salary increases for other team members.

•	We reduced the amount of salary stock units awarded to executive officers. Salary stock units were introduced in 2012, while we were subject to TARP restrictions, because of our return to profitability and because the total compensation paid to our named executive officers was below market. Salary stock units were reduced in 2014 in recognition of our transition to a new executive compensation program, and they have been eliminated for 2015.

Short-Term Incentives

•

After paying no cash bonuses to our executive officers for seven years, we reintroduced a cash-based annual incentive plan in 2014. For 2014, the annual performance goals were based 50% on core earnings, 25% on loan growth and 25% on growth in core deposits. The actual payment could range from 0% to 150% of the target for each executive based upon Synovus’ performance in these areas compared to the performance goals. Based upon Synovus’ actual 2014 performance compared to the performance goals established for 2014, annual short-term incentive award payouts were at 112.4% of target for each named executive officer.

Long-Term Incentives

•

Our new long-term incentive program for executive officers is comprised of two equity vehicles which link our executive’s compensation to performance results: Performance stock unit awards, or PSUs, and market restricted stock unit awards, or MRSUs.

•

The PSUs have both a performance vesting component (based upon our weighted average return on average assets over a three-year performance period) and a service vesting component (100% after three years of service). The PSUs will only vest if the three-year weighted Return on Average Assets exceeds the performance criteria established by the Compensation Committee, which are based upon Synovus’ strategic plan objectives. The actual payout of the PSUs can range from 0% to 150% of the target amount based upon the performance results.

•

MRSUs have a service-based vesting component, vesting one-third annually over a three-year period. In addition, the MRSUs feature performance criteria such that the number of MRSUs that vest each year will be adjusted upward or downward up to 25% based upon Synovus’ total shareholder return during the year.

•

Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of Synovus common stock, further aligning their interests with shareholders’ interests.

We believe that the compensation delivered to each named executive officer in 2014 was fair and reasonable. Although compensation increased in 2014 as we implemented our new post-TARP program, our target executive compensation opportunities remain below market.

Results of 2013 Advisory Vote to Approve Executive Compensation

At the 2014 annual meeting of shareholders, we held an advisory vote on executive compensation for 2013. Over 98% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered this favorable outcome and believed the outcome conveyed our shareholders’ support of our executive compensation programs. At the Annual Meeting, we will again hold an annual advisory vote to approve executive compensation paid in 2014. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

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EXECUTIVE COMPENSATION

Compensation Philosophy and Key Considerations

Synovus has established a compensation program for our executives that is performance-oriented and designed to support our strategic goals. Our compensation philosophy, as well as how our new program aligns with the philosophy, is described in the table below.

Compensation Philosophy and Key Considerations	How Our New Program Aligns with Our Philosophy

Competitive Program:

•     Compensation plans are designed to allow us to compete in the markets in which we seek executive talent.

• Competitive pay opportunities facilitate recruitment, retention and motivation of top level executive talent.

• Target pay opportunities increased due to the reintroduction of our annual incentive plan and increased equity awards; however, pay remains below the median of our peers.

Emphasis on Performance:

•  A significant portion of total compensation should be at risk based on short and long-term performance.

• Pay outcomes vary based on performance: average pay for average performance, above average pay for above average performance and below average pay for lower performance.

• Compensation generally should be earned by executives while actively employed.

• Reintroduction of incentive plans has made majority of compensation at risk based on performance. • Payouts from incentive plans vary based on performance results.
Support Strategic Goals: Compensation plans are designed to support corporate strategic goals and drive the creation of shareholder value.

•      Annual incentive plan aligns with strategic goals of earnings performance with growth in loans and deposits, while performance shares are based on increasing ROAA performance.

•     Long-term incentives also reward shareholder value creation by providing all awards in equity and varying payouts of MRSUs based on shareholder return.

Alignment with Long-Term Shareholders: Executives should have meaningful equity stakes that focus them on creating long-term shareholder value.

•  Over half of incentives are awarded, with equity vesting over multiple years.

• Stock ownership guidelines as well as requirement to retain 50% of net shares until retirement ensure strong and increasing alignment with shareholders.

• Corporate governance guidelines prohibit hedges and pledges of our stock by directors and executive officers.

Discourage Excessive Risk-Taking: Plans should ensure executives are not incentivized to take unnecessary or excessive risks that threaten the value of Synovus.

•  The Compensation Committee meets annually with the Chief Risk Officer to discuss a risk assessment of our plans.

• Both the annual and long-term incentive plans have specific methods for evaluating risk performance and adjusting payouts if necessary.

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EXECUTIVE COMPENSATION

Elements and Mix of Compensation for Past Fiscal Year

Synovus has a performance-oriented executive compensation program that is designed to support our corporate strategic goals, including growth in earnings and growth in shareholder value. The elements of our regular total compensation program and the objectives of each element are identified in the following table:

Compensation Element	Objective	Key Features
Base Pay	Compensate an executive for performing his or her job on a daily basis.	Fixed cash salary generally targeted at median (50th percentile) of identified list of Peer Companies (companies with similar size and scope of banking operations) for similar positions.
Salary Stock Units	• Increase the competitiveness of our executive compensation program. • Provide additional linkage to stock price performance.	Cash-settled at the end of the year based on the then-current stock price. Originally introduced while we were subject to TARP restrictions on executive pay; continued in 2014 as we transitioned to our new pay program.
Short-Term Incentives

•     Provide an incentive for executives to meet critical annual goals that support our long-term strategy.

•    Promote pay for performance.

•     Ensure a competitive program given the marketplace prevalence of short-term incentive compensation.

We reintroduced a cash-based annual incentive plan in 2014. The performance goals under the plan for 2014 were based 50% on core earnings, 25% on loan growth and 25% on core deposits growth. The award payout can range from 0% to 150% of the target and for each executive based upon performance compared to goals. For 2014, executives had target annual incentive opportunities ranging between 30% and 80% of salary.
Long-Term Incentives

•     Provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value.

•     Align the interests of executives with shareholders by awarding executives equity in Synovus.

•    Ensure a competitive compensation program given the market prevalence of long-term incentive compensation.

•    Include a vesting schedule designed to retain our executives.

We granted PSUs and market restricted stock units MRSUs in 2014 so that all of our long-term incentive awards are linked to performance. The PSUs were 40% of long-term award amounts and the MRSUs were 60%. The PSUs have a three-year vesting component (100% after three years) and a performance vesting component. Under the performance formula, the payment of the PSUs can range from 0% to 150% of the target award based on Synovus’ weighted average return on average assets during the performance period. The MRSUs, which were granted in lieu of stock awards that vest based only on service, have a three-year service requirement (one-third vest each year) as well as performance criteria such that the number of MRSUs that vest each year can be adjusted upward or downward up to 25% based on Synovus’ total shareholder return.
Perquisites	• Small component of pay intended to provide an economic benefit to executives to promote their attraction and retention. • Align our compensation plan with competitive practices.	Perquisites in 2014 were limited to club dues, auto allowance, executive life insurance, executive physicals, financial planning, and security alarm monitoring for certain officers and, in addition, transportation services and a housing allowance for Mr. Stelling. Perquisites in 2014 also include limited personal aircraft use for Mr. Gula.
Retirement Plans	Defined contribution plans designed to provide income following an executive’s retirement, combined with a deferred compensation plan to replace benefits lost under Synovus’ qualified plans.	Plans offered include a profit sharing plan, a 401(k) savings plan and a deferred compensation plan.
Change of Control Agreements	Provide orderly transition and continuity of management following a change of control of Synovus.	Upon “double trigger” (change of control followed by qualifying termination within 2 years), agreement pays three times the executive’s base salary and bonus. As of June 2012, the Compensation Committee has committed that any new change of control agreements will not permit excise tax gross- ups.

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EXECUTIVE COMPENSATION

Elements of Compensation for Past Fiscal Year

Because we have repaid TARP, we implemented new short and long-term incentive programs to ensure they align strategically with the needs of the business, the interests of our shareholders and the competitive market as described below.

Base Pay

To ensure that base salaries are competitive, Synovus’ historical pay philosophy has been to target base pay at the median (the 50th percentile) of the composite of the Peer Company data and the external market survey data, based on similarly situated positions and each executive’s position and job responsibilities.

The Committee views market data as one input when evaluating executive base salaries. Subjective evaluation of individual performance can also affect base pay. For example, an executive whose performance is not meeting expectations, in the Committee’s judgment, may receive no increase in base pay or a smaller base pay increase in a given year.

On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Comparison of an executive’s base salary to the base salaries of other Synovus executives may also be a factor in establishing base salaries, especially with respect to positions for which there is no clear market match in the comparative data. Generally, large increases in base pay occur only when an executive is promoted into a new position. Increases may also be provided to bring salaries more in line with market data.

Base Pay Decisions in 2014

After reviewing market comparisons for similarly-situated positions, the Committee awarded 3% cash base salary increases (rounded up to the nearest $250) for the Chief Executive Officer and for Synovus’ other named executive officers in 2014. While the Committee recognized that cash salaries were below the market median, cash base salary increases were limited to 3% to remain generally consistent with the base salary percentage increases received by other team members at Synovus. As a result, individual performance was not a factor used in determining base pay for Synovus’ named executive officers in 2014.

The Committee granted salary stock units for 2014 to the Chief Executive Officer and other named executive officers. The initial value of the salary stock units awarded to each named executive officer is shown in footnote 1 to the Summary Compensation Table on page 40 of this Proxy Statement. The Committee decided to reduce the value of salary stock units awarded in 2014 as part of the transition to our new executive compensation program. The salary stock units consisted of restricted stock units under the Synovus 2013 Omnibus Plan that were fully vested when granted, with delayed settlement. The awards were granted as of each bi-weekly payroll date following approval, with the executive receiving a number of salary stock units equal to the proportionate amount of the annual rate for the pay period divided by the stock closing price on the respective grant date. The salary stock units were settled in cash on January 15, 2015, based upon the average closing price on the 20 trading days preceding that date.

Short-Term Incentives

Although the Company had not paid short-term incentives for seven years, our executive compensation historically included cash-based award incentive compensation earned through performance. We provide short-term incentive compensation opportunities in order to provide an incentive for our executives to meet critical award goals that support our long-term strategy, to promote pay for performance, and to ensure a competitive program given the prevalence of short-term incentive compensation in the market place.

Short-Term Incentive Decisions in 2014

We reintroduced a cash-based annual incentive plan in 2014. The performance goals for the short-term incentive plan for 2014 were based 50% on core earnings, 25% on loan growth and 25% on growth in core deposits, with adjustments for certain non-recurring items not resulting from operations. For 2014, earnings were adjusted to exclude the gain on sale of Memphis branches, restructuring charges, litigation settlement expenses and VISA indemnification charges. Loan growth and growth in core deposits were also adjusted to exclude the impact of the sale of the Memphis branches and State, County, and Municipal

(SCM) deposits. In addition, the Committee has the discretion to adjust awards based on strategic objectives, regulatory compliance, risk management, total shareholder return and individual performance. Actual payouts under the plan can vary from 0% to 150% of the target based upon Synovus’ and each executive’s performance in these areas compared to the performance goals. Target awards for 2014, expressed as a percentage of base salary, were 80% for Mr. Stelling, 40% for Mr. Prescott and 30% for each of Messrs. Kamensky, Gula and Copeland.

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EXECUTIVE COMPENSATION

The following chart summarizes the performance goals in each category for threshold, target and maximum payouts:

	Weight	Threshold	Target	Maximum	Actual	Percent of Target	Weighted Results
Core Earnings(1)	50%	$152M	$190M	$228M	$205M	119.8%	59.9%
Loan Growth	25%	2%	4%	6.5%	5.6%	132.6%	33.1%
Growth in Core Deposits	25%	1%	3%	5.5%	2.1%	77.5%	19.4%

							112.4%

(1)	The following table reconciles Core Earnings, as adjusted, to Net Income Available to Common Shareholders, as reported (dollars in thousands):

Net Income Available to Common Shareholders, as reported	$185,011
Adjustments (net of taxes)
Gain on Sale of Memphis Branches	(3,705)
Litigation Settlement Expenses	8,592
Restructuring Charges	13,174
Visa Indemnification Charges	1,946

Core Earnings, as adjusted	$205,019

Our 2014 performance results, adjusted as described above, were core earnings of $205,019,000, loan growth of 5.63%, and growth in core deposits of 2.10%. Based upon the performance goals set forth above, this level of performance results in a payout of 112.4% of target. The Committee reviewed these results, as well as the discretionary factors outlined above, and approved annual incentive award payouts at 112.4% for our named executive officers. The annual short-term incentive award payout amount for each named executive officer is set forth in the “Bonus” column of the Summary Compensation Table set forth on page 40 of this Proxy Statement.

Long-Term Incentives

Our executive compensation program has historically included long-term incentive compensation earned through performance. We provided long-term incentive compensation opportunities in order to provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders to align the interests of executives with shareholders by awarding executives equity in Synovus, and to ensure a competitive compensation program given the market prevalence of long-term incentive compensation. Our long-term incentive awards also included a vesting schedule designed to retain our executives.

Long-Term Incentive Decisions in 2014

In 2014, we granted long-term incentives through a combination of 40% PSUs and 60% MRSUs. As a result, all of our long-term incentive awards are linked to Synovus’ future performance.

The PSUs have both a performance vesting requirement and a service vesting component. Under the performance vesting component, Synovus’ weighted average return on average assets is measured over a three-year performance period. The performance formula approved by the Committee is based upon the Company’s objectives under its strategic plan. The actual payout of the PSUs can range from 0% to 150% of the target amount based upon Synovus’ weighted average return on average assets during the performance period compared to the performance formula approved by the Compensation Committee. The service vesting component specifies that shares earned based on performance results will vest after three years of service.

The MRSUs have a service-based vesting component as well as a Total Shareholder Return Multiplier. Under the service-based vesting component, the MRSUs vest one-third each year over a three-year period subject to each executive’s continued employment with Synovus. Under the Total Shareholder Return Multiplier, the “target” amount of MRSUs which vest each year will be adjusted upward or downward up to 25% based upon Synovus’ total shareholder return during each year. MRSUs align executives’ interests directly with shareholders while supporting retention, and were granted in lieu of including any time-based restricted stock in our executive compensation program.

Both the PSUs and MRSUs are subject to downward adjustment if future results suggest risk was not properly considered in achieving the results on which the number of units awarded were based. The Compensation Committee will consider if reductions are warranted if any of the following occur during the vesting period: Synovus or a line of business experiences a material loss, Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or if regulatory capital falls below regulatory capital requirements.

Mr. Kamensky also received a restricted stock unit award as an inducement award to join Synovus. His award vests one-third each year over a three-year period.

The long-term incentive awards made to Synovus’ named executive officers in 2014 are set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table on page 41 of this Proxy Statement.

Perquisites

Perquisites, which are not tied to performance, are a small part of our executive compensation program. Perquisites are offered to align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus in 2014 were limited to the payment of club dues, executive life insurance, executive physicals, financial planning, an auto allowance and security alarm monitoring for certain officers. In addition, perquisites included the personal use of aircraft for Mr. Gula and transportation services and a housing allowance for Mr. Stelling, The Company’s incremental cost of providing these benefits is included as “All Other Compensation” in the Summary Compensation Table and is described in more detail in footnotes 4 and 5 of the

34	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table on page 40 of this Proxy Statement. The incremental cost of these benefits in 2014 for Mr. Stelling was $86,400. No other named executive officers received perquisites in excess of $25,000 in 2014. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

In light of economic conditions, in 2009 the Committee suspended the personal use of aircraft by the Company’s executives, although the Committee can approve exceptions to that policy. In 2014, the Committee approved limited personal use of corporate aircraft for Mr. Gula.

Retirement and Deferred Compensation Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand and communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offered two qualified defined contribution retirement plans to its employees in 2014: a profit sharing plan and a 401(k) savings plan.

The 401(k) savings plan offers an employer matching contribution of up to 4% of compensation. In addition, there is an opportunity under the profit sharing plan for discretionary employer contributions based upon profitability. Based upon Synovus’ performance for 2014, Synovus’ named executive officers did not receive an employer discretionary contribution under the profit sharing plan.

In addition to these plans, the Deferred Compensation Plan, or the Deferred Plan, replaces benefits foregone under the qualified plans due to legal limits imposed by the IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer matching contribution to the Deferred Plan for 2014 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table, and the earnings on the Deferred Plan accounts during 2014 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table. Mr. Stelling also participates in a deferred compensation plan entered into with Riverside Bank, or the Riverside Plan, prior to Riverside Bank’s acquisition by Synovus. The obligations under the Riverside Plan, which was initially effective January 1, 2003, were assumed by Synovus Bank when Synovus consolidated its banking charters in 2010. Under the Riverside Plan, the beginning benefit amount specified in the plan is increased by 3% for each year of service attained by Mr. Stelling. The total benefit amount under the Riverside Plan is payable to Mr. Stelling in monthly payments over a period of 15 years following his attainment of age 65 or in a single lump sum payment in the event of his death or disability. The total benefit amount under the Riverside Plan as of December 31, 2014 is included in Mr. Stelling’s balance in the Nonqualified Deferred Compensation Table and Synovus’ contribution to the Riverside Plan for 2014 is included in the “All Other Compensation” column in the Summary Compensation Table.

Employment and Termination Agreements

Synovus does not generally enter into employment agreements with its executives, except in unusual circumstances such as acquisitions. None of the named executive officers have employment agreements. Synovus uses change of control arrangements with its executives to ensure: (1) the retention of executives and an orderly transition during a change of control, (2) that executives would be financially protected in the event of a change of control so they continue to act in the best interests of Synovus while continuing to manage Synovus during a change of control, and (3) a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent. The change of control agreements provide for a lump sum payment equal to three years of base salary and the affected executive’s average bonus for the past three years, as well as three years of health and welfare benefits. These payments and benefits are paid only in the event of a “double trigger,” requiring a change of control followed by termination of an executive’s employment by Synovus for any reason other than “cause,” death or disability, or by the executive for “good reason,” within two years of the change of control. In June of 2012, the Committee adopted a policy prohibiting tax gross-ups from any new change of control agreements.

Competitive Market Data

The Compensation Committee historically has evaluated comparative data relating to total direct compensation (salary, short-term incentive opportunities, and long-term incentive opportunities) to assess the executive compensation practices of competitor companies. The Committee continued this practice in 2014, with the assistance of

Meridian. Findings from this comparative evaluation were used to assist the Committee in establishing the compensation opportunities for executives in 2014.

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EXECUTIVE COMPENSATION

The Committee continued to use a peer group of 18 banks as part of its evaluation. The peer group consists of nine banks with higher assets and nine banks with lower assets than Synovus, and does not include any banks with more than three times Synovus’ assets. As part of its evaluation of market practices, the Committee reviewed the most recent proxy data available for the banks listed below, as well as data appropriate to our industry and company size from external market surveys. When reviewing this data, the Committee focused on total direct compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon each companies’ performance results.

Associated Banc-Corp.	Fulton Financial Corp.
BOK Financial Corp.	Hancock Holding Company
City National Corp.	Huntington Bancshares, Inc.
Comerica Inc.	New York Community Banccorp, Inc.
Commerce Bancshares, Inc.	People’s United Financial, Inc.
Cullen/Frost Bankers, Inc.	Popular, Inc.
First Horizon National Corp.	Susquehanna Bancshares, Inc.
First Merit Corporation	TCF Financial Corp.
First Niagara Financial Group, Inc.	Zions Bancorporation

Compensation Framework: Compensation Policies, Compensation Process and Risk Considerations

Compensation Policies

Timing of Equity Awards

If the Compensation Committee is taking action to approve equity awards on or near the date that Synovus’ annual earnings are released, the Committee has established the grant date for equity awards to executives as: (a) the last business day of the month in which earnings are released or, if later, (b) two complete business days following the date of the earnings release. This policy ensures that the annual earnings release has time to be absorbed by the market before equity awards are granted.

Stock Ownership/Retention Guidelines

To align the interests of its executives with shareholders, Synovus implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain ownership of Synovus common stock equal to at least a specified multiple of base salary, as set forth in the table below:

Named Executive Officer	Ownership Level (as multiple of base salary)
Chief Executive Officer	5x
All other executive officers	3x

The guidelines were initially adopted in 2004 and are reviewed at the beginning of each calendar year. Executives have a five-year grace period to fully achieve the guideline with an interim three-year goal. Until the guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options or vesting of other stock-based awards, excluding shares used to pay an option’s exercise price and any taxes due upon exercise or vesting of an award. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Committee.

All current executives were in compliance with the guidelines as of December 31, 2014.

Hold Until Retirement Provision

Synovus has also adopted a “hold until retirement” provision that applies to all unexercised stock options and unvested restricted stock and restricted stock unit awards. Under this provision, executives that have attained the stock ownership guidelines described above are also required to retain ownership of 50% of all stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs) until their retirement or other termination of employment. The “hold until retirement” requirement further aligns the interests of its executives with shareholders.

Clawback Policy

On January 22, 2014, the Compensation Committee approved a clawback policy pursuant to which any incentive compensation paid to Synovus’ executive officers that is based upon materially inaccurate performance metrics or financial statements, or that results from any risk-related actions that result in or are reasonably expected to result in a material adverse impact to Synovus or a business unit, are subject to clawback at the Committee’s discretion.

Anti-Hedging Policy

Synovus does not allow directors or executive officers to hedge the value of Synovus equity securities held directly or indirectly by the director or executive officer. Synovus’ policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on Synovus’ securities, as well as hedging or monetization transactions, such as zero-cost collars and forward sale contracts or other derivative securities based on Synovus securities.

36	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

EXECUTIVE COMPENSATION

Anti-Pledging Policy

Synovus’ Corporate Governance Guidelines and Insider Trading Policy prohibit pledges of our stock by directors and executive officers.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation paid by a publicly-traded corporation to its named executive officers, other than the Chief Financial Officer, for amounts in excess of $1 million, unless certain conditions are met. The short-term and long-term incentive plans have been approved by shareholders, and awards under these plans are eligible to qualify as “performance-based” compensation for purposes of Section 162(m). With respect to our short-term incentive program, the Committee established a goal of 1.5% of core earnings for 162(m) purposes to fund the 2014 awards. This amount was sufficient to fund the 2014 short-term incentive award amounts. We reserve the right to provide compensation that is not tax-deductible, however, if we believe the benefits of doing so outweigh the loss of a tax deduction.

Accounting Considerations

We account for all compensation paid in accordance with GAAP. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

No Option Repricing

Our 2013 Omnibus Plan prohibits the repricing of stock options and stock appreciation rights without shareholder approval.

Compensation Process

Role of Compensation Committee and Compensation Consultant in Compensation Process

The roles of the Compensation Committee and its compensation consultant in the compensation process are described in detail on page 10 of this Proxy Statement under “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee.”

Role of the Executive Officers in the Compensation Process

Synovus’ Chief Executive Officer generally attends Compensation Committee meetings by invitation of the Committee. The Chief Executive Officer provides management perspective on issues under consideration by the Committee and makes proposals regarding the compensation of the named executive officers, other than himself. The Chief Executive Officer does not have authority to vote on Committee matters. The Committee regularly meets in executive session without any executive officers present. For more information regarding Committee meetings, please refer to page 10 of this Proxy Statement under “Corporate Governance and Board Matters — Committees of the Board — Compensation Committee.”

Tally Sheets

The Committee historically has used annual tally sheets to add up all components of compensation for the Chief Executive Officer (and for the other named executive officers on a less frequent basis), including base salary, bonus, long-term incentives, accumulative realized and unrealized stock options and restricted stock gains, the dollar value of perquisites and the total cost to the company, and earnings and accumulated payment obligations under Synovus’ nonqualified deferred compensation program. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. Tally sheets are used to provide the Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are in line with our compensation strategy. The Committee reviewed tally sheets for the Chief Executive Officer and for Synovus’ other named executive officers in October 2014 and concluded that their total compensation is fair and reasonable.

Risk Considerations

Our compensation program is reviewed by several different groups to ensure that the risks involved with the program are appropriately assessed and managed. The compensation risks are first reviewed by the management team that designs, implements and administers the program. All incentive compensation programs are also reviewed by the Executive Risk Committee, a management committee chaired by our Chief Risk Officer. In addition, the Compensation Committee met with the Chief Risk Officer to conduct a risk assessment of our compensation plans. Synovus’ employee incentive plans are broadly classified by business unit: incentive plans for Synovus’ banking divisions and incentive plans for Synovus’ Financial Management Services division. All of the plans were assessed for risk factors in different categories, including financial risks, strategic risks, and administrative risks. Each plan was assigned a level of risk ranking from 1 (highest risk) to 5 (lowest risk) for each risk category. Any plan that received a “1” or “2” in any category was modified through the implementation of additional controls to ensure appropriate mitigation of risks. After the implementation of such controls, no plans were ranked higher than a “3.” After reviewing the incentive plans and the Company’s risk assessment process, the Compensation Committee concluded that there were no unnecessary risks under the plans and there were no risks arising from the Company’s compensation policies and practices that were likely to have a material adverse effect on the Company.

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EXECUTIVE COMPENSATION

Significant Events After December 31, 2014

The Compensation Committee approved the following changes to the incentive programs for 2015 to further align our executive compensation with our compensation philosophy’s focus on performance-based pay:

•	Eliminated salary stock awards;

•	Increased short-term incentive award opportunities (as shown in the table below); and

•	Adjusted the mix of long-term incentive awards, so that 50% of the 2015 awards were granted as PSUs with the remainder granted as MRSUs.

The following table summarizes the actions of the Compensation Committee on February 19, 2015 with respect to the 2015 incentive opportunities for Synovus’ named executive officers:

	2015 Bonus Target (% of Base Salary)	Performance Stock Units	Market Restricted Stock Units
Kessel D. Stelling
Chairman, Chief Executive Officer and President	100%	31,184	31,184
Thomas J. Prescott
Executive Vice President and Chief Financial Officer	70%	8,019	8,019
Allan E. Kamensky
Executive Vice President, General Counsel and Secretary	60%	4,990	4,990
Allen J. Gula, Jr.
Executive Vice President and Chief Operations Officer	70%	8,019	8,019
Roy Dallis Copeland, Jr.
Executive Vice President and Chief Community Banking Officer	60%	4,990	4,990

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COMPENSATION COMMITTEE REPORT

CD&A

Synovus’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in Synovus’ 2014 Annual Report and in this Proxy Statement.

The Compensation Committee

T. Michael Goodrich, Chair

Elizabeth W. Camp

Melvin T. Stith

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SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of our named executive officers for each of the last three fiscal years.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because, as described in the CD&A,

Synovus has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The Company’s deferred compensation plan contributions for the named executive officers for these three fiscal years are included in the amount under the “All Other Compensation” column and are described in footnote 3 to this table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kessel D. Stelling	2014	$1,118,246	$854,240	$1,276,868	—	—	—	$156,702	(3)(4)	$3,406,056
Chairman, Chief	2013	1,178,600	—	953,630	—	—	—	82,225	(3)(4)	2,214,455
Executive Officer	2012	1,161,023	—	583,050	—	—	—	185,195		1,929,268
and President
Thomas J. Prescott	2014	507,294	193,778	459,677	—	—	—	11,972	(4)(5)	1,172,721
Executive Vice	2013	534,725	—	371,543	—	—	—	18,277	(3)(5)	924,545
President and	2012	526,792	—	264,550	—	—	—	123,742		915,084
Chief Financial Officer
Allan E. Kamensky	2014	431,231	138,926	385,512	—	—	—	8,957	(3)(4)(5)	964,626
Executive Vice	2013	—	—	—	—	—	—	—		—
President,	2012	—	—	—	—	—	—	—		—
General Counsel and Secretary*
Allen J. Gula, Jr.	2014	504,788	144,575	286,059	—	—	—	19,072	(3)(4)(5)	954,494
Executive Vice	2013	532,125	—	370,244	—	—	—	12,225		914,594
President and	2012	524,192	—	263,250	—	—	—	12,075		799,517
Chief Operations Officer
Roy Dallis Copeland, Jr.	2014	412,336	118,104	286,059	—	—	—	12,899	(3)(4)(5)	829,398
Executive Vice	2013	434,800	—	321,581	—	—	—	9,496		765,877
President, Chief	2012	428,454	—	215,150	—	—	—	16,519		660,123
Community Banking Officer

*	Mr. Kamensky was elected Executive Vice President, General Counsel and Secretary in February 2014.

(1)	Salary is comprised of cash salary and salary stock units. Salary stock units were granted in 2014 as fully vested restricted stock units in bi-weekly installments following approval and were settled in cash based on the average closing price on 20 trading days preceding January 15, 2015. The amount below represents the grant date value of the salary stock units (based on the closing price on the date of grant) as determined in accordance with FASB ASC Topic 718, the assumptions for which are set forth in Note 23 of the Notes to Consolidated Financial Statements in Synovus’ 2014 Annual Report.

	2014 Cash Salary	2014 Salary Stock Units	Total 2014 Salary
Kessel D. Stelling	$933,846	$184,400	$1,118,246
Thomas J. Prescott	423,644	83,650	507,294
Allan E. Kamensky	351,231	80,000	431,231
Allen J. Gula, Jr.	421,538	83,250	504,788
Roy Dallis Copeland, Jr.	344,336	68,000	412,336

(2)	Amounts reflect the grant date fair value of stock awards for each of the last three fiscal years computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the performance stock unit, market restricted stock unit and restricted stock unit awards are set forth in Note 23 of the Notes to Consolidated Financial Statements in Synovus’ 2014 Annual Report. The grant date fair value of the market restricted stock unit awards is based on the probable outcome of the awards’ performance conditions. If the highest level of performance were achieved, the grant date fair value of the awards would have been $1,721,091 for Mr. Stelling, $632,871 for Mr. Prescott, $484,395 for Mr. Kamensky and $385,561 each for Messrs. Gula and Copeland.

(3)	Amount includes company contributions by Synovus to nonqualified deferred compensation plans of $67,302, $3,649, $6,462 and $3,373 for Messrs. Stelling, Kamensky, Gula and Copeland, respectively.

(4)	Amount includes contributions by Synovus under the 2011 Synovus Director Stock Purchase Plan of $3,000 for Mr. Stelling. Amount also includes incremental costs of perquisites totaling $86,400 for Mr. Stelling. These perquisites include a housing allowance of $26,400, an auto allowance of $6,000, financial planning assistance of $37,500, and transportation service costs of $16,500. Messrs. Stelling and Prescott receive security alarm monitoring service for which there is no incremental cost to the Company. Each executive also receives the reimbursement of monthly country club dues. However, there is no incremental cost to the Company for the personal benefit of such memberships because each executive is expected to, and uses, such memberships for business purposes.

(5)	Amount includes auto allowance of $6,000 each for Messrs. Prescott, Gula and Copeland, and $5,308 for Mr. Kamensky, financial planning assistance of $5,000 for Mr. Prescott, executive physical examination cost of $3,250 for Mr. Copeland, personal use of Company aircraft of $6,610 for Mr. Gula, and the actuarial value of salary continuation life insurance benefit of $972 and $276 for each of Messrs. Prescott and Copeland, respectively.

40	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

SUMMARY COMPENSATION TABLE

Grants of Plan-Based Awards for Fiscal Year 2014

The table below sets forth the short-term and long-term incentive compensation (granted in the form of cash-based awards, salary stock units, restricted stock units, performance stock units and market restricted stock units) awarded to the named executive officers for 2014. There were no stock options granted to the named executive officers for 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(5) (#)	All Other Option Awards: Number of Securities Under- lying Options (#)		Grant Date Fair Value of Stock and Option Awards(6) ($)
Name	Grant Date(1)	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(2)(3)(4)	Maximum (#)			Exercise or Base Price of Option Awards ($/Sh)
Kessel D. Stelling	1-22-14 (Cash Incentive)	1-22-14	$380,000	$760,000	$1,140,000	—	—	—	—	—	—	—
	1-31-14 (PSUs)	1-22-14	—	—	—	10,661	21,322	31,983	—	—	—	$500,001
	1-31-14 (MRSUs)	1-22-14	—	—	—	23,988	31,983	39,979	—	—	—	776,867
	Bi-weekly SSUs	1-22-14	—	—	—	—	—	—	7,458	—	—	184,400
Thomas J. Prescott	1-22-14 (Cash Incentive)	1-22-14	86,200	172,400	258,600	—	—	—	—	—	—	—
	1-31-14 (PSUs)	1-22-14	—	—	—	3,838	7,676	11,514	—	—	—	180,002
	1-31-14 (MRSUs)	1-22-14	—	—	—	8,636	11,514	14,393	—	—	—	279,675
	Bi-weekly SSUs	1-22-14	—	—	—	—	—	—	3,361	—	—	83,650
Allan E. Kamensky	2-10-14 (Cash Incentive)	1-23-14	61,800	123,600	185,400	—	—	—	—	—	—	—
	2-10-14 (PSUs)	1-23-14	—	—	—	2,381	4,762	7,143	—	—	—	112,002
	2-10-14 (MRSUs)	1-23-14	—	—	—	5,358	7,143	8,929	—	—	—	173,503
	2-10-14 (RSUs)	1-23-14	—	—	—	—		—	4,252	—	—	100,007
	Bi-weekly SSUs	1-23-14	—	—	—	—		—	3,201	—	—	80,000
Allen J. Gula, Jr.	1-22-14 (Cash Incentive)	1-22-14	64,313	128,625	192,938	—	—	—	—	—	—	—
	1-31-14 (PSUs)	1-22-14	—	—	—	2,389	4,777	7,165	—	—	—	112,021
	1-31-14 (MRSUs)	1-22-14	—	—	—	5,374	7,165	8,956	—	—	—	174,038
	Bi-weekly SSUs	1-22-14	—	—	—	—	—	—	3,344	—	—	83,250
Roy Dallis Copeland, Jr.	1-22-14 (Cash Incentive)	1-22-14	52,538	105,075	157,613	—	—	—	—	—	—	—
	1-31-14 (PSUs)	1-22-14	—	—	—	2,389	4,777	7,165	—	—	—	112,021
	1-31-14 (MRSUs)	1-22-14	—	—	—	5,374	7,165	8,956	—	—	—	174,038
	Bi-weekly SSUs	1-22-14	—	—	—	—	—	—	2,737	—	—	68,000

(1)	For the named executive officers other than Mr. Kamensky, the Compensation Committee met on January 22, 2014 and approved the grant of cash-based awards effective January 22, 2014, the grant of PSUs and MRSUs effective January 31, 2014 and the grant of salary stock units effective as of each bi-weekly payroll date. On January 23, 2014, the Committee approved the grant of cash-based awards, PSUs, MRSUs and restricted stock units to Mr. Kamensky effective February 10, 2014 and the grant of salary stock units to Mr. Kamensky effective as of each bi-weekly payroll date following February 10, 2014. The bi-weekly grant dates for 2014 were February 7, February 21, March 7, March 21, April 4, April 18, May 2, May 16, May 30, June 13, June 27, July 11, July 25, August 8, August 22, September 5, September 19, October 3, October 17, October 31, November 14, November 28, December 12 and December 26.

(2)	The PSUs have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ weighted average return on average assets during the performance period, the actual payout of the performance stock units can range from 0% to 150% of the target amount.

(3)	The MRSUs have a three-year service requirement (one-third vest for each year of service) and three one-year performance periods. Based upon Synovus’ total shareholder return during the performance period, the number of MRSUs that vest each year can be adjusted upward or downward 25%.

(4)	The restricted stock units have a three-year service requirement (one-third vest for each year of service).

(5)	Salary stock units were granted in 2014 as fully-vested restricted stock units in bi-weekly installments following approval and were settled in cash on January 15, 2015 based on the average closing price of Synovus on the 20 preceding trading days.

(6)	Amounts reflect the grant date fair value of long-term incentive awards computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the long-term incentive awards are set forth in Note 23 of the Notes to Consolidated Financial Statements in Synovus’ 2014 Annual Report.

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SUMMARY COMPENSATION TABLE

Outstanding Equity Awards at 2014 Fiscal Year-End

The table below identifies the option awards and stock awards held by the named executive officers and outstanding on December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kessel D. Stelling	—	—	—	1-31-14				32,261	(2)	$873,950
				1-31-14				21,506	(4)	582,598
				12-11-13				10,065	(2)	272,661
	—	—	—	6-18-13	30,921	(3)	$837,650
	—	—	—	3-14-12	42,260	(3)	1,144,823
	337	$62.51	01/01/2015	—				—		—
Thomas J. Prescott				1-31-14				7,741	(4)	209,704
				1-31-14				11,613	(2)	314,596
	—	—	—	12-11-13				2,875	(2)	77,884
	—	—	—	6-18-13	14,035	(3)	380,208
	—	—	—	3-14-12	19,174	(3)	519,424
	—	—	—	—				—		—
	4,080	87.71	01/20/2015	—				—		—
	11,838	90.51	01/30/2016	—				—		—
	3,923	104.44	01/31/2017	—				—		—
	32,143	92.26	01/31/2018	—				—		—
	6,293	92.26	01/31/2018	—				—		—
Allan E. Kamensky	—	—	—	2-10-14				4,803	(4)	130,113
	—	—	—	2-10-14	4,288	(5)	116,162
	—	—	—	2-10-14				7,205	(2)	195,183
Allen J. Gula, Jr.	—	—	—	1-31-14				7,226	(2)	195,752
	—	—	—	1-31-14				4,817	(4)	130,493
	—	—	—	12-11-13				2,875	(2)	77,884
	—	—	—	6-18-13	13,968	(3)	378,393
	—	—	—	3-14-12	19,079	(3)	516,850
Roy Dallis Copeland, Jr.	—	—	—	1-31-14				7,226	(2)	195,752
				1-31-14				4,817	(4)	130,493
				12-11-13				2,875	(2)	77,884
	—	—	—	6-18-13	11,413	(3)	309,178
	—	—	—	3-14-12	15,594	(3)	422,441
	2,416	96.46	06/16/2015	—				—		—

(1)	Market value includes dividend equivalents and is calculated based on the closing price of Synovus’ common stock on December 31, 2014 ($27.09) as reported on the NYSE.

(2)	Market restricted stock units have a three-year service requirement (one-third vest for each year of service following grant) and a three-year performance period. Based upon Synovus’ total shareholder return during the performance period, the number of MRSUs that vest each year can be adjusted upward or downward 25%.

(3)	Restricted stock unit awards granted under TARP vest when the executive completes three years of continuous service following the grant date. The awards also required Synovus to repay TARP, which occurred in July 2013, and to achieve two consecutive quarters of profitability, which was accomplished in the second and third quarters of 2013 and 2012.

(4)	Performance stock units have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ weighted average return on assets during the performance period, the payout of the performance stock units can range from 0% to 150% of the target amount.

(5)	Restricted stock units have a three-year service requirement (one-third vest for each year of service).

42	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

SUMMARY COMPENSATION TABLE

Option Exercises and Stock Vested for Fiscal Year 2014

The following table sets forth the number and corresponding value realized during 2014 with respect to restricted stock units that vested for each named executive officer. No named executive officer exercised stock options during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kessel D. Stelling	—	—	5,596	$146,615
Thomas J. Prescott	—	—	1,600	41,920
Allan E. Kamensky.	—	—	—	—
Allen J. Gula, Jr.	—	—	1,600	41,920
Roy Dallis Copeland, Jr.	—	—	1,600	41,920

(1)	Reflects the fair market value of the underlying shares as of the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2014

The table below provides information relating to the activity in the deferred compensation plans for the named executive officers in 2014.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)(4)(5)
Kessel D. Stelling	$28,015	$67,302	$10,281	—	$1,196,853
Thomas J. Prescott	—	—	21,574	—	898,608
Allen E. Kamensky	6,255	3,649	131	—	10,035
Allen J. Gula, Jr.	8,431	6,462	1,677	—	31,979
Roy Dallis Copeland, Jr.	3,443	3,373	1,007	—	22,652

(1)	The amounts included in this column are included in the Summary Compensation Table for 2014 as “Salary.”

(2)	The amounts included in this column are included in the Summary Compensation Table for 2014 as “All Other Compensation.”

(3)	Of the balances reported in this column, the amounts of $245,323, $473,350, $6,225 and $7,502 with respect to Messrs. Stelling, Prescott, Gula and Copeland, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years.

(4)	The year-end balance for Mr. Stelling includes $234,823 in the Deferred Plan, which had contributions of $26,954 for 2014, and $962,030 in the Riverside Plan, which had contributions of $40,348 in 2014.

(5)	Each named executive officer, other than Messrs. Kamensky and Gula, is 100% vested and will therefore receive his account balance in Synovus’ nonqualified deferred compensation plan upon his termination of employment for any reason. Mr. Kamensky is 0% vested in the plan and Mr. Gula is 75% vested in the plan. As a result, Mr. Gula would receive the vested portion of his account balance upon his termination of employment.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive.

The material terms and provisions of the Riverside Plan are described on page 35 of this Proxy Statement.

Potential Payouts upon Termination or Change of Control

Synovus has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the termination of an executive’s employment by Synovus for any reason other than “cause,” death, or disability, or by the executive for “good reason,” within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of Synovus’ stock by any “person” as defined under the Securities Exchange Act of

1934, turnover of more than one-third of the Board of Directors of Synovus, or a merger of Synovus with another company if the former shareholders of Synovus own less than 60% of the surviving company. For purposes of these agreements, “good reason” means a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefit plans.

SYNOVUS FINANCIAL CORP - 2015 Proxy Statement    43

SUMMARY COMPENSATION TABLE

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts are paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three year period. In addition, executives who entered into agreements prior to the prohibition on tax gross-ups adopted by the Committee (see page 32) will receive an amount that is designed to

“gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2014. In addition to the amounts set forth in the table below, executives would also receive a distribution of their deferred compensation vested account balance shown above in the Nonqualified Deferred Compensation Table upon their separation of employment on December 31, 2014.

	3x Base Salary	Average 3-Yrs Short- Term Incentive Award	Pro-Rata Target Short- Term Incentive Award	Health & Welfare Benefits	Stock Award Vesting(1)	Stock Option Vesting(2)	Excise Tax Gross- up(3)	Total
Kessel D. Stelling	$2,850,000	$0	$760,000	$54,648	$2,711,682	$0	$297,952	$6,674,282
Thomas J. Prescott	1,293,000	0	172,400	54,648	1,501,816	0	0	3,021,864
Allan E. Kamensky	1,236,000	0	123,600	54,648	441,458	0	—	1,855,706
Allen J. Gula, Jr.	1,286,250	0	128,625	54,648	1,299,372	0	0	2,768,895
Roy Dallis Copeland, Jr.	1,050,750	0	105,075	54,648	1,155,748	0	0	2,366,221

(1)	Estimated by multiplying number of stock awards that vest upon change of control by fair market value on December 31, 2014. Stock awards also vest upon death or disability.

(2)	Because the exercise price of all unexercised options held by each named executive officer exceeded the fair market value of Synovus stock on December 31, 2014, the amount is estimated at zero for each named executive officer.

(3)	Excise taxes on stock award vesting estimated by multiplying amount of stock awards that vest upon change of control by 1% for each month of accelerated vesting. Total estimated excise tax amount divided by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so that executive is placed in the same position as though excise tax did not apply. No gross-up payment is made if change of control payment does not exceed IRS cap by 110%, which was the case for Messrs. Gula, Prescott and Copeland. Mr. Kamensky’s agreement does not contain a gross-up provision.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about Synovus they know. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

44	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

Synovus’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) Synovus is a participant; and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and

•	certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

The policy does not apply to certain categories of transactions, including the following:

•	certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;

•

certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking and other financial advisory services; and

•	transactions that occurred, or in the case of ongoing transactions, transactions that began, prior to the date of the adoption of the policy by the Synovus Board.

Related Party Transactions in the Ordinary Course

During 2014, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also banking customers of Synovus and/or its subsidiaries. The lending relationships with these directors and officers (including their immediate family members and organizations with which they are affiliated) were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

For purposes of determining director independence, the Board considered the lending and/or other financial services relationships provided to each of Messrs. Butler, Goodrich, Hansford, Nix, Pastides, Prochaska, Stelling, Stith, Storey, and Tomlinson and Ms. Camp, their immediate family members and/or their affiliated organizations during 2014 and determined that none of the relationships constitute a material relationship with Synovus. The services provided to these directors were in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence. See “Corporate Governance and Board Matters — Independence.”

Total System Services, Inc.

Philip Tomlinson, a director of Synovus, currently serves as an executive officer and as the Chairman of the Board of Total System Services, Inc. Mr. Tomlinson also served as Chief Executive Officer of TSYS until July 31, 2014. During 2014, TSYS provided electronic payment processing services and other card-related services to certain banking subsidiaries of Synovus for payments of $8,565,534. Synovus and its subsidiaries also paid TSYS an aggregate of $1,335,272 in miscellaneous reimbursable items such as data links, network services and postage, primarily related to processing services, in 2014.

In addition, Synovus and CB&T lease office space from TSYS under various lease agreements, resulting in aggregate payments of $40,718 to TSYS during 2014. CB&T and other Synovus subsidiaries also paid subsidiaries of TSYS $150,618 for printing services and $11,612 for equipment rentals in 2014. CB&T also provided TSYS with a rebate on its commercial card services of $150,743 in 2014.

All of the transactions set forth above between TSYS and Synovus and its subsidiaries are comparable to those between similarly situated unrelated third parties in similar transactions. The payments to Synovus by TSYS and the payments to TSYS by Synovus represent less than 2% of TSYS’ 2014 gross revenues.

SYNOVUS FINANCIAL CORP - 2015 Proxy Statement    45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

W.C. Bradley Co.

Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2014. Stephen T. Butler is the executive chairman and a director of W.C. Bradley Co. The aggregate rent paid for this leased space was $2,773,633. The terms of the lease agreements are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

Synovus is a party to a Joint Ownership Agreement with TSYS and W.C.B. Air L.L.C. pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability interests of W.C.B. Air. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. Synovus paid $1,152,676 for use of the aircraft during 2014. The charges payable by Synovus in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

The payments to W.C. Bradley Co. by Synovus and its subsidiaries and the payments to Synovus and its subsidiaries by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2014 gross revenues.

46	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2014 its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

SYNOVUS FINANCIAL CORP - 2015 Proxy Statement    47

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2016 annual meeting of shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November 14, 2015. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Synovus Financial Corp.

1111 Bay Avenue, Suite 500

Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement for the 2016 annual meeting of shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 25, 2015 and not later than January 24, 2016. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee, as well as information on any hedging activities or derivative positions held by the nominee with respect to Synovus shares. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve as well as a statement whether each nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election, an irrevocable resignation effective upon acceptance by the Board of Directors, in accordance with Synovus’ Corporate Governance Guidelines. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

48	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

GENERAL INFORMATION

Financial Information

A copy of Synovus’ 2014 Annual Report accompanies this Proxy Statement or, in the case of shareholders who receive Notice and Access, is available on the website with the Proxy Statement. Additional copies of the 2014 Annual Report, without exhibits, will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The 2014 Annual Report is also available on Synovus’ home page on the Internet at www.synovus.com under the “Information and Events — Annual Reports” link on the “Investor Relations” page.

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mails, by telephone or by personal calls. The anticipated cost of the services of Innisfree is $20,000 plus expenses.

Householding

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•

Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and 2014 Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•

You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the Notice of Internet Availability of Proxy Materials or 2014 Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•

You can request delivery of a single copy of the Notice of Internet Availability of Proxy Materials, 2014 Annual Report or Proxy Statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

SYNOVUS FINANCIAL CORP - 2015 Proxy Statement    49

Appendix A:	Synovus Financial Corp. Director Independence Standards

The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

A majority of the Board of Directors will be directors that the Board of Directors has affirmatively determined meet the criteria for independence required by the NYSE and the Corporate Governance Guidelines.

A.	Categorical Standards for Director Independence

The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (The principal amount of loans made by the Company to any director or immediate family member shall not be taken into consideration under this independence standard; however, interest payments or other fees paid in association with such loans would be considered payments.)

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•

The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

•

The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•

The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

•

The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1.	Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2.	With respect to extensions of credit by the Company’s subsidiaries:

(a)	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

(b)	no event of default has occurred under the extension of credit.

SYNOVUS FINANCIAL CORP - 2015 Proxy Statement    A-1

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

B.	Additional Criteria for Independent Audit Committee and Compensation Committee Members

In addition to being independent as determined under the Categorical Standards for Independence set forth in “A” above,

•

members of the Audit Committee shall not (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than directors’ fees or (b) be an “affiliated person” of the Company or any or its subsidiaries, all as set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•

members of the Compensation Committee (a) shall not have any relationship to the Company that is material to such director’s ability to be independent from the Company’s management in connection with the duties of a Compensation Committee member, after taking into consideration all factors specifically relevant to the relationship pursuant to NYSE Listing Standard 303A.02(a)(ii) and the criteria set forth in Rule 10C-1(b)(1) promulgated under the Exchange Act and (b) must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Exchange Act.

A-2	SYNOVUS FINANCIAL CORP - 2015 Proxy Statement

VOTE BY INTERNET - www.proxyvote.com
SYNOVUS FINANCIAL CORP.	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
POST OFFICE BOX 120
COLUMBUS, GA 31902-0120	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. If you vote by phone, all of the shares will be voted as one vote per share. See Voting Instructions at www.synovus.com/2015annualmeeting.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82410-P59060-Z64709	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYNOVUS FINANCIAL CORP.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1A THROUGH 1M AND “FOR” ITEMS 2 AND 3.

The Board of Directors recommends you vote FOR the following proposals:

1.	To elect the following 13 nominees as directors:	For	Against	Abstain

	1A. Catherine A. Allen	☐	☐	☐			For	Against	Abstain

	1B. Tim E. Bentsen	☐	☐	☐		1L. Barry L. Storey	☐	☐	☐

	1C. Stephen T. Butler	☐	☐	☐		1M. Philip W. Tomlinson	☐	☐	☐

	1D. Elizabeth W. Camp 1E. T. Michael Goodrich	☐ ☐	☐ ☐	☐ ☐	2.	To approve, on an advisory basis, the compensation of Synovus’ named executive officers as determined by the Compensation Committee.	☐	☐	☐

	1F. V. Nathaniel Hansford 1G. Jerry W. Nix	☐ ☐	☐ ☐	☐ ☐	3.	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2015.	☐	☐	☐
	1H. Harris Pastides	☐	☐	☐
	1I. Joseph J. Prochaska, Jr.	☐	☐	☐
	1J. Kessel D. Stelling	☐	☐	☐
	1K. Melvin T. Stith	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2014 Annual Report and Voting Instructions are available at

www.synovus.com/2015annualmeeting.

M82411-P59060-Z64709

SYNOVUS FINANCIAL CORP.

COLUMBUS GEORGIA CONVENTION AND TRADE CENTER, 801 FRONT AVENUE, COLUMBUS, GEORGIA 31901

2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 23, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

By signing on the reverse side, I hereby appoint Thomas J. Prescott and Liliana C. McDaniel as Proxies, each of them singly and each with power of substitution, and hereby authorize them to represent and to vote as designated on the reverse side all the shares of common stock of Synovus Financial Corp. held on record by me or with respect to which I am entitled to vote on February 12, 2015 at the 2015 Annual Meeting of Shareholders to be held on April 23, 2015 or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors is not aware of any matters likely to be presented for action at the 2015 Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING.

IN ADDITION TO VOTING AND SIGNING THE PROXY, YOU MUST ALSO COMPLETE AND SIGN THE CERTIFICATION BELOW TO BE ENTITLED TO TEN VOTES PER SHARE.

To the best of my knowledge and belief, the information provided herein is true and correct. I understand that the Board of Directors of Synovus Financial Corp. may require me to provide additional information or evidence to document my beneficial ownership of these shares and I agree to provide such evidence if so requested.

PLEASE COMPLETE AND SIGN THE CERTIFICATION BELOW

(Continued and to be marked, dated, and signed on the other side)

DESCRIPTION OF VOTING RIGHTS

In accordance with the Company’s Articles of Incorporation and Bylaws, shares of the Company’s Common Stock that meet certain criteria are entitled to 10 votes per share. A complete description of the criteria under which shares are entitled to 10 votes per share is included in the Proxy Statement for the Annual Meeting and at www.synovus.com/2015annualmeeting.

Shares of Common Stock are presumed to be entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Company and its Board of Directors. Shareholders desiring to rebut this presumption should complete and execute the certification below. The Company and its Board of Directors reserve the right to require evidence to support the certification.

Certification

Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below:

Shares @ 1 vote	1 Vote/Share	=	Votes	I agree to provide evidence to support this Certification at the request of the Company.
Shares @ 10 votes	10 Vote/Share Total	= =	Votes Votes	Sign here X Date , 2015